Exhibit 4.12

EXECUTION VERSION

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

[*]	indicates the redacted confidential portions of this exhibit.

STOCK PURCHASE AGREEMENT

BY AND AMONG

WANDA SPORTS GROUP COMPANY LIMITED,

as the Seller,

WORLD ENDURANCE HOLDINGS, INC.,

as the Company,

A/NPC WEH HOLDINGS, LLC,

as the Buyer, AND

ADVANCE PUBLICATIONS, INC.,

as the Buyer Guarantor

(solely with respect to Article 1 and Article 10)

Dated as of March 26, 2020

- i -

5.16	Employee and Labor Matters	38
5.17	Environmental Compliance	39
5.18	Insurance	39
5.19	Privacy and Data Security	40
5.20	Real Property	40
5.21	Title to Assets	41
5.22	Sufficiency of Assets	41
5.23	Significant Sponsors	41
5.24	Affiliate Transactions	42
5.25	Absence of Certain Changes or Events	42
5.26	Anti-Corruption; Sanctions	42
5.27	Brokers	43
5.28	Exclusivity of Representations	43

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BUYER		44
6.1	Organization	44
6.2	Binding Obligations	44
6.3	No Defaults or Conflicts	44
6.4	Governmental Authorization	45
6.5	Litigation	45
6.6	Brokers	45
6.7	Solvency	45
6.8	Sufficient Funds	45
6.9	Investment Purpose	46
6.10	Buyer’s Reliance	46
6.11	Exclusivity of Representations	46

ARTICLE 7 COVENANTS		47
7.1	Conduct of Business Prior to the Closing	47
7.2	Access to Information	49
7.3	Cooperation and Efforts to Consummate Transactions; Status Updates	50
7.4	Filings and Authorizations; Consummation	50
7.5	Exclusive Dealing	53
7.6	Public Announcements and Third-Party Disclosures	53
7.7	Retention of Books and Records	54
7.8	Employee Matters	54
7.9	Tax Matters	55
7.10	Director and Officer Indemnification	58
7.11	Party Names.	59
7.12	Non-Solicit/Non-Hire	59
7.13	Company Indebtedness	60
7.14	[*]	60
7.15	Termination of Affiliate Agreements	60
7.16	Confidentiality	60
7.17	Delivery of Interim Financials	62
7.18	Data Room	62
7.19	Further Assurances	62

- ii -

7.20	Wrong Pocket Assets and Liabilities	63
7.21	RWI	63
7.22	Certain Obligations	63

ARTICLE 8 CONDITIONS TO CLOSING		64
8.1	Conditions to Obligations of the Buyer	64
8.2	Conditions to Obligations of the Seller and the Company	65

ARTICLE 9 TERMINATION		65
9.1	Termination	65
9.2	Effect of Termination	66

ARTICLE 10 MISCELLANEOUS		68
10.1	Nonsurvival	68
10.2	Expenses	68
10.3	Amendment	68
10.4	Entire Agreement	68
10.5	Headings	68
10.6	Notices	68
10.7	Exhibits and Disclosure Schedules	70
10.8	Release	70
10.9	Buyer Guaranteed Obligations.	72
10.10	Waiver	73
10.11	Binding Effect; Assignment	73
10.12	No Third-Party Beneficiary	73
10.13	Counterparts	73
10.14	Governing Law and Jurisdiction	73
10.15	Consent to Jurisdiction and Service of Process	73
10.16	WAIVER OF JURY TRIAL	73
10.17	Specific Performance	74
10.18	Severability	74
10.19	Legal Representation	74
10.20	Fulfillment of Obligations	75

Exhibits

Exhibit A	Company Subsidiaries
Exhibit B	Balance Sheet Rules
Exhibit C	Exclusive Multi-Event License Agreement
Exhibit D	Escrow Agreement
Exhibit E	[*]

- iii -

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 26th day of March, 2020, by and among Wanda Sports Group Company Limited, a limited company organized under the laws of Hong Kong (the “Seller”), World Endurance Holdings, Inc., a Delaware corporation (the “Company”), A/NPC WEH Holdings, LLC, a Delaware limited liability company (the “Buyer”), and Advance Publications, Inc., a New York corporation (the “Buyer Guarantor”), solely for the purpose of Article 1 and Article 10.

RECITALS

WHEREAS, the Seller is the record owner of all of the issued and outstanding common stock of Wanda Sports Holdings (USA) Inc., a Delaware corporation (“Holdco”);

WHEREAS, Holdco is the record owner of all of the issued and outstanding common stock of the Company, par value $0.01 per share (the “Company Shares”);

WHEREAS, the Company is the direct or indirect owner of, or otherwise controls, each of the subsidiaries set forth on Exhibit A (collectively, the “Company Subsidiaries”);

WHEREAS, the Seller wishes to cause Holdco to sell to the Buyer, and the Buyer wishes to purchase from Holdco, all of the Company Shares upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as a condition and an inducement to the Buyer entering into this Agreement, and concurrently with the execution and delivery of this Agreement, the individual set forth on Schedule 1.1 has entered into an employment agreement with the Buyer (the “Employment Agreement”).

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“2020 Capex Target” means [*].

“[*].

“[*].

“[*].

“[*].

“Accounting Firm” means a nationally recognized independent public accounting firm as agreed by the Buyer and the Seller in writing.

“Acquisition Engagement” has the meaning set forth in Section 10.19(a).

“Acquisition Transaction” has the meaning set forth in Section 7.5.

“Action” means any action, suit, arbitration, charge, claim, mediation, complaint, demand, petition, investigation, hearing or other proceeding, in each case, before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Affiliate” means as to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, (a) prior to the Closing, the Company and the Company Subsidiaries shall not be “Affiliates” of the Buyer and (b) following the Closing, the Company and the Company Subsidiaries shall not be “Affiliates” of the Seller.

“Affiliate Agreement” has the meaning set forth in Section 5.24.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 5.26(a).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other U.S. federal or state or non-U.S. Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Portion” means: (i) if the Closing Date occurs in May 2020, 5/12; (2) if the Closing Date occurs in June 2020, 6/12; and (ii) if the Closing Date occurs in July 2020, 7/12.

“ATO” had the meaning set forth in Section 2.5(a).

“Audited Financial Statements” has the meaning set forth in Section 5.8(a).

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth), Income Tax Assessment Act 1997 (Cth), Taxation Administration Act 1953 (Cth) and associated legislative instruments referred to in the foregoing Laws, including the Notice of Requirement to Lodge a Return for the Income Year Ended 30 June 2019 (and prior/future iterations of such Notice).

“Balance Sheet Date” has the meaning set forth in Section 5.8(a).

“Balance Sheet Rules” means the principles and methodologies set forth on Exhibit B.

“Base Amount” means an amount equal to $730,000,000.

“Benefit Plan” means, whether written or unwritten and whether covering one or more Persons, whether or not subject to ERISA: (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity or equity-based plan or arrangement or (c) any other severance, employment (including any offer letters), independent contractor, consultant, change-in-control, retention, retiree medical, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement, insurance or hospitalization program, flexible benefit plan, cafeteria plan and all other employee benefit plans, agreements, programs, policies or other arrangements.

“Books and Records” has the meaning set forth in Section 7.7.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Hong Kong are authorized or required by Law or executive Order to close.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Adjustment Amount” has the meaning set forth in Section 2.4(e).

“Buyer Group” has the meaning set forth in Section 9.2(d).

“Buyer Guarantor” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Releasee” has the meaning set forth in Section 10.8(a).

“Buyer Releasing Party” has the meaning set forth in Section 10.8(b).

“Calculation Time” has the meaning set forth in Section 3.1.

“Cash” means cash and cash equivalents net of issued but uncleared outbound checks and drafts and pending electronic debits. For the avoidance of doubt, any cash required to pay any Liabilities relating to the RSU Equity Plan in any rabbi trust shall not be included in the determination of “Cash”; provided, that if the aggregate funds in all such rabbi trusts are in excess of the aggregate Liabilities relating to the RSU Equity Plan (including, for the avoidance of doubt, the employer portion of any withholding or other Taxes in connection with such payments), then, such excess shall be included in the determination of “Cash”.

“Close Family Member” means any immediate relative (any spouse, civil union partner, parent, child, sibling, grandparent or grandchild).

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” means Cash of the Company and the Company Subsidiaries on a consolidated basis, determined in accordance with the Balance Sheet Rules, as of the Calculation Time.

“Closing Cash Minimum” means $[*].

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Indebtedness” means the Indebtedness of the Company and the Company Subsidiaries on a consolidated basis, determined in accordance with the Balance Sheet Rules, as of the Calculation Time.

“Closing Statement” has the meaning set forth in Section 2.4(c).

“Closing Transaction Expenses” means the Transaction Expenses, determined in accordance with the Balance Sheet Rules, as of the Calculation Time.

“Closing Working Capital” means the Working Capital, determined in accordance with the Balance Sheet Rules, as of the Calculation Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Benefit Plan” means (a) each Benefit Plan that is sponsored, maintained, administered, or contributed to, or required to be contributed to, by the Company or any Company Subsidiary for the benefit of any current or former Service Provider, and (b) each Benefit Plan under which the Company or any Company Subsidiary has or could reasonably be expected to have any obligation or any Liability (including as a result of its current or prior relationship to any ERISA Affiliate).

“Company Names” means (a) all names containing or comprising “Ironman” and any variations, derivatives, abbreviations, translations, transliterations and stylizations thereof, together with any Trademarks associated therewith, (b) the names “World Endurance” and “World Triathlon” and (c) any Trademark confusingly similar to any of the foregoing in (a) or (b).

“Company Shares” has the meaning set forth in the Recitals.

“Company Subsidiaries” has the meaning set forth in the Recitals.

“Confidential Information” has the meaning set forth in Section 7.16(a).

“Confidentiality Agreement” has the meaning set forth in Section 7.16(a).

“Contract” means any legally binding agreement, contract, lease, license, instrument, note, mortgage, commitment, undertaking, arrangement or other obligation.

“Corrected Forms” has the meaning set forth in Section 7.9(f).

“Current Assets” means, as of any date, the consolidated current assets of the Company and the Company Subsidiaries determined in accordance with the Balance Sheet Rules, including all accounts receivable, inventory and prepaid assets, but excluding Cash, all deferred Tax assets, current income Taxes receivables, investments (including those investments held for the Ironman Foundation, Inc., a Florida non-profit corporation), any funds relating to the RSU Equity Plan in any rabbi trusts and any intercompany receivables between the Company and any of the Company Subsidiaries (or between any of the Company Subsidiaries).

“Current Liabilities” means, as of any date, the consolidated current liabilities of the Company and the Company Subsidiaries determined in accordance with the Balance Sheet Rules, including all current deferred revenue or contract liabilities, current lease liabilities, accounts payable, current non-income Taxes payable and other accrued liabilities, but excluding all Indebtedness, all Transaction Expenses, all income and deferred Tax liabilities, all Liabilities relating to the RSU Equity Plan, and all intercompany liabilities between the Company and any of the Company Subsidiaries (or between any of the Company Subsidiaries). Any items included in “Indebtedness” shall not be deemed “Current Liabilities” for purposes of the calculation of Estimated Working Capital or Closing Working Capital.

“D&O Indemnified Parties” has the meaning set forth in Section 7.10(a).

“Data Room” means the electronic data room hosted by Merrill Datasite at https://datasiteone.merrillcorp.com titled “Cypress Dataroom” containing documents and materials relating to the Company in a manner accessible and reviewable by the Buyer and its Representatives.

“Debt Pay-Off Letter” has the meaning set forth in Section 7.13.

“Deposit Escrow Account” has the meaning set forth in Section 2.1.

“Deposit Escrow Amount” has the meaning set forth in Section 2.1.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanction, including Crimea, Cuba, Iran, North Korea and Syria.

“Disclosure Schedules” means the Schedules delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Resolution Period” has the meaning set forth in Section 2.4(d).

“Duplicated Loss Tax Election” has the meaning set forth in Section 7.9(c).

“Employment Agreement” has the meaning set forth in the Recitals.

“Encumbrance” means any liens, encumbrances, charges, mortgages, pledges, claims, charges, easements, limitations, commitments, encroachments, restrictions (other than any restriction on transferability imposed by federal or state securities Laws) or security interests.

“Environmental Claim” means any written claim, notice of noncompliance or violation, demand, information request or Action by any Governmental Authority or Person alleging any Liability arising under or relating to any Environmental Law.

“Environmental Laws” means any applicable United States federal, state, provincial, local or municipal statute, Law, rule, regulation, ordinance or code relating to pollution or protection of health, safety or the environment, including any Law relating to the use, transportation, storage, disposal, release or threatened release of, or exposure to, any Hazardous Substance.

“Equitable Exceptions” has the meaning set forth in Section 4.2.

“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests and (c) any warrants, options, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated and whether or not subject to U.S. law) that would at the relevant time be treated together with the Company or any of the Company Subsidiaries as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.1.

“Estimated Closing Cash” means the Seller’s good faith estimate of the Closing Cash, as set forth on the Pre-Closing Statement.

“Estimated Closing Cash Excess” means the amount, if any, by which the Estimated Closing Cash exceeds the Closing Cash Minimum.

“Estimated Closing Cash Shortfall” means the amount, if any, by which the Closing Cash Minimum exceeds the Estimated Closing Cash.

“Estimated Closing Indebtedness” means the Seller’s good faith estimate of the Closing Indebtedness, as set forth on the Pre-Closing Statement.

“Estimated Purchase Price” means an amount equal to (a) the Base Amount, plus (b) the Estimated Closing Cash Excess, if any, minus (c) the Estimated Closing Cash Shortfall, if any, minus (d) the Estimated Closing Indebtedness, minus (e) the Estimated Transaction Expenses, plus (f) the Estimated Working Capital Adjustment.

“Estimated Transaction Expenses” means the Seller’s good faith estimate of the Closing Transaction Expenses, as set forth on the Pre-Closing Statement.

“Estimated Working Capital” means the Seller’s good faith estimate of the Closing Working Capital, as set forth on the Pre-Closing Statement.

“Estimated Working Capital Adjustment” means an amount equal to (a) the Estimated Working Capital minus (b) the Working Capital Target, which amount, for the avoidance of doubt, can be positive, negative or zero.

“Exclusive Multi-Event License Agreement” means that certain Exclusive Multi-Event License Agreement, dated as of March 11, 2020, by and among World Triathlon Corporation, a corporation incorporated under the laws of Florida, Guangzhou Wanda Sports Development Co., LTD., a company formed under the laws of the People’s Republic of China, and Wanda Sports & Media (Hong Kong) Holding Co. Limited, a company formed under the laws of Hong Kong, and attached hereto as Exhibit C.

“[*].

“Final Closing Cash” means the Closing Cash that becomes final and binding on the parties hereto in accordance with Section 2.4(d).

“Final Closing Indebtedness” means the Closing Indebtedness that becomes final and binding on the parties hereto in accordance with Section 2.4(d).

“Final Purchase Price” has the meaning set forth in Section 2.4(e).

“Final Transaction Expenses” means the Closing Transaction Expenses that become final and binding on the parties hereto in accordance with Section 2.4(d).

“Final Working Capital” means the Closing Working Capital that becomes final and binding on the parties hereto in accordance with Section 2.4(d).

“Financial Statements” has the meaning set forth in Section 5.8(a).

“Fundamental Representations” means Section 4.1 (Organization), Section 4.2 (Binding Obligations), Section 4.5 (The Company Shares), the first two sentences of Section 5.1 (Organization and Qualification), Section 5.2 (Binding Obligations), Section 5.5 (Capitalization), Section 5.25(a)(ii) (Absence of Certain Changes) and Section 5.27 (Brokers).

“Funds Flow Memorandum” means a memorandum setting forth the amount payable to Holdco at the Closing and institutions and account information with respect to the payments set forth in Section 2.3.

“Government Official” means (a) any officer, director or employee (elected, appointed, or career) of any Governmental Authority, or any person acting in an official capacity for or on behalf of any Governmental Authority, or any Close Family Member thereof, and (b) any political party, party official, or candidate for political office, or any Close Family Member thereof.

“Governmental Authority” means any (a) nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission, bureau, court or instrumentality of the United States, any non-U.S. government, any state of the United States, or any municipality or other political subdivision thereof or of any other government in any jurisdiction including any mediator, arbitrator or arbitral body, (b) any government-owned or -controlled (in whole or in part) corporation, legal entity or commercial enterprise and (c) any public international organization (e.g., United Nations, World Bank, International Monetary Fund), in each case, of competent jurisdiction.

“Group Tax Return” has the meaning set forth in Section 7.9(e)(ii).

“Hazardous Substance” means any substance that is listed, classified or regulated under any Environmental Law including any defined as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning or effect under any Environmental Law and any petroleum compounds, per- and polyfluoroalkyl substances, mold or any biohazardous substances.

“HMT” means Her Majesty’s Treasury.

“Holdco” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards, consistently applied.

“Indebtedness” means, with respect to the Company and the Company Subsidiaries, without duplication, (a) indebtedness for borrowed money, (b) payment obligations due and owing under any interest rate, currency or other hedging agreement (including swap agreements), (c) obligations under any performance bond or letter of credit, but only to the extent drawn, (d) Liabilities under any arrangement creating obligations with respect to the deferred purchase price of property, but excluding, for the avoidance of doubt, any Liabilities under operating leases, (e) long-term deferred revenue/contract liability, (f) any accrued and unpaid liability owing to the Seller or any of its Affiliates (other than the Company and the Company Subsidiaries) net of any accrued and unpaid liability owed by the Seller and its Affiliates (other than the Company and the Company Subsidiaries); (g) escheat liabilities, (h) accrued and unpaid severance payments, (i) any fiscal year 2019 bonuses that remain unpaid as of Closing, (j) unfunded pension benefit obligations including Liabilities arising with respect to nonqualified deferred compensation plans, multi-employer and supplemental executive retirement plans in which any Service Provider participates, net of assets, and any unfunded obligations in respect of amounts due in respect of the prior cancellation of the RSU Equity Plan, in each case and to the extent applicable, including the employer portion of any withholding or other Taxes in connection with such payments, (k) outstanding Liabilities under any phantom equity appreciation plan, (l) earn-out payments, installment payments or other similar payments of deferred or contingent purchase price, (m) net amounts owed (taking into account any valid sublease(s) in effect at the Closing) related to any unused Lease facilities, (n) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (m) above, (o) accrued and unpaid income Taxes of the Company or any of the Company Subsidiaries for any Tax period (or portion thereof) ending on or before the Closing Date (and excluding any deferred income Tax liabilities) reduced by the amount of all accrued income tax refunds for such periods (or portion thereof), (p) any Liability for any amount under Section 965 of the Code, (q) Tax reserves recorded as Liabilities for uncertain income and non-income Tax positions (as recorded as liabilities for UTP as required by IAS 12 and in accordance with guidance set forth in IFRIC 23, including related penalties and interest) and non-income Tax positions (as recorded as liabilities for UTP as required by IAS 37, including related penalties and interest) taken by the Company or any Company Subsidiary, not in excess of $2,400,000, (r) any Liabilities with respect to any “excess parachute payment” within the meaning of Section 280G of the Code arising out of any arrangement in effect prior to the Closing Date (other than any arrangements with Buyer or any of its Affiliates entered into on or after the Closing Date), assuming for purposes hereof that all events which could result in the payment of amounts or benefits that would constitute an “excess parachute payment” have occurred as of the Closing Date, (s) subject to Section 2.5(b), the amount of penalties described in Section 2.5(b) as “Indebtedness” pursuant to Section 2.5(b), and (t) the amount, if any, by which (A) the Applicable Portion of the 2020 Capex Target exceeds (B) the amount of capital expenditures actually made by the Company and the Company Subsidiaries between January 1, 2020 and the Closing Date, and (u) for clauses (a) through (s) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments associated with the repayment of such Indebtedness. For the avoidance of doubt, Indebtedness shall not include (i) trade payables accrued in the ordinary course of business, consistent with past practice, (ii) Transaction Expenses, (iii) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (iv) any intercompany Indebtedness between the Company and any Company Subsidiary or between any Company Subsidiary, (v) other than with respect to any unfunded obligations thereunder, any funded Liabilities relating to the RSU Equity Plan, (vi) any Indebtedness incurred by the Buyer and its Affiliates (and subsequently assumed by the Company or any Company Subsidiary) on the Closing Date, and (vii) Tax Liabilities imposed on members of (A) the “affiliated group” as defined in Code Section 1504(a) of which Holdco is the common parent or (B) similar group with respect to each state, local or foreign jurisdiction in which Holdco or any of its Affiliates (other than the Company or any Company Subsidiary) is the common parent and which files a consolidated, combined, unitary or similar Tax Return, in each case of clauses (vii)(A) and (vii)(B), for which neither the Company nor any Company Subsidiary is liable other than pursuant to Treasury Regulations Section 1.1502-6 or an analogous provision of state, local or foreign law.

“Information Privacy and Security Laws” means all Laws relating to the privacy, confidentiality, security, transfer or protection of Personal Information.

“Initial Release Amount” has the meaning set forth in Section 2.3(a)(vii).

“Insurance Policies” has the meaning set forth in Section 5.18.

“Intellectual Property” means any and all intellectual property rights, industrial rights and proprietary rights anywhere in the world, including any of the following: (a) Trademarks; (b) copyrights and works of authorship (including software), whether or not copyrightable; (c) trade secrets and confidential or proprietary know-how, information, discoveries, and databases; and (d) patents, invention disclosures, divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations, (e) applications, registrations and any common law rights, of or for any of the foregoing, and (f) Internet domain names and URLs.

“Interim Financial Statements” has the meaning set forth in Section 5.8(a).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means technology devices, computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all data stored therein or processed thereby, and all associated documentation.

“Joint Certificate” has the meaning set forth in Section 2.3(a)(vii).

“Knowledge of the Company” or any similar phrase means the actual knowledge of Andrew Messick, James Patrick Gramling, Frank Brooks Cowan, Jr. and Helda Mercedes Gomez after due inquiry of their direct reports generally knowledgeable about the subject matter in question.

“Law(s)” means any U.S., non-U.S., federal, state or local law (including international conventions, protocols and treaties), common law, Order, statute, regulation, code, ordinance, policy, rule or other legal requirement of any Governmental Authority of competent jurisdiction.

“Leased Real Property” has the meaning set forth in Section 5.20(b).

“Leases” has the meaning set forth in Section 5.20(b).

“Liability” means, with respect to any Person, any liability, debt, obligations, loss, damage, cost, expense or other charge (including reasonable costs of investigation and defense and attorneys’ fees, costs and expenses of such Person) of any kind, character or description, whether deriving from Contract, common law, statute or otherwise, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required by IFRS to be accrued on the financial statements of such Person.

“Material Adverse Effect” means any change, event, occurrence, circumstance, fact or development that, individually or taken together with any other changes, events, occurrences, circumstances, facts or developments, has or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, Liabilities (contingent or otherwise) or assets of the Company and the Company Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the impact on such business, results of operations, financial condition, Liabilities or assets arising out of or attributable to (a) conditions or effects that generally affect the industries in which the Company or any of the Company Subsidiaries operate (including legal and regulatory changes), (b) general economic conditions affecting any jurisdiction in which the Company or any of the Company Subsidiaries operate or the global economy generally, including changes in interest or exchange rates, (c) effects resulting from changes in equity or debt market conditions in any jurisdiction in which the Company or any of the Company Subsidiaries operate or the global economy generally, (d) any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability, disease or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States or any other country in which the Company or any of the Company Subsidiaries operate, (e) acts of God (including earthquakes, storms, fires, floods and other natural climate catastrophes), (f) effects arising from changes or proposed changes in Laws, rules, regulations or accounting principles, (g) effects caused by the announcement of the execution of this Agreement to the extent related to the identity of the Buyer or its Affiliates, including the loss of any customers, suppliers or employees, or (h) the failure to meet any projections or forecasts (provided that any change, event, occurrence, circumstance, fact or development underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur); provided further that, with respect to clauses (a), (b), (c), (d), (e) and (f), of this definition, such change, event, occurrence, circumstance, fact or development shall be taken into account in determining whether a “Material Adverse Effect” is occurring, has occurred or would reasonably be expected to occur to the extent it disproportionately and adversely affects the Company or any of the Company Subsidiaries (taken as a whole) relative to other companies of similar size operating in the geographic markets in which the Company or any of the Company Subsidiaries operates.

“Material Contracts” has the meaning set forth in Section 5.11.

“Multiemployer Plan” has the meaning set forth in Section 5.15(b).

“Non-U.S. Benefit Plan” means each Company Benefit Plan that is maintained outside the jurisdiction of the United States.

“Notice of Disagreement” has the meaning set forth in Section 2.4(d).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Items” has the meaning set forth in Section 2.4(d).

“Order” means any judgment, order, writ, injunction, decision, ruling, decree or award of, or settlement or agreement with, any Governmental Authority.

“Organizational Documents” has the meaning set forth in Section 5.1.

“Owned Intellectual Property” has the meaning set forth in Section 5.9(a).

“PCI DSS” means the Payment Card Industry’s Data Security Standard.

“Permits” has the meaning set forth in Section 5.14.

“Permitted Encumbrances” means (a) Encumbrances disclosed in the Financial Statements or any Schedules to this Agreement, (b) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising or incurred in the ordinary course of business, consistent with past practice, relating to obligations as to which there is no default on the part of the Company or any of the Company Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate Actions, (d) Encumbrances relating to purchase money security interests entered into in the ordinary course of business, (e) Encumbrances in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security or to secure government Contracts and similar obligations, (f) Encumbrances and defects or irregularities in title that do not materially affect the current use or value of the underlying asset, (g) restrictions on transfer or assignment, whether under applicable securities Laws or otherwise and (h) easements, rights of way, zoning ordinances and other similar Encumbrances affecting real property, none of which interfere with the present use of the property.

“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Personal Information” means (a) any information that relates to, is linked to, is associated with or is capable of being linked to an individual, device or household; (b) any information that is governed by Information Privacy and Security Laws; and (c) any information that is subject to PCI DSS.

“Pre-Closing Statement” has the meaning set forth in Section 2.4(a).

“Privacy Policies” has the meaning set forth in Section 5.19(b).

“Privileged Communications” has the meaning set forth in Section 10.19(b).

“Purchase Price Adjustment Account” means the sub-account designated by the Escrow Agent as the “Purchase Price Adjustment Account” into which the Purchase Price Adjustment Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Escrow Agreement.

“Purchase Price Adjustment Escrow Amount” means $10,000,000.

“Reed Smith” has the meaning set forth in Section 10.19(a).

“Registered IP” has the meaning set forth in Section 5.9(a).

“Regulatory Condition” has the meaning set forth in Section 7.4(d)(ii).

“Representatives” means, with respect to any Person, any director, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.

“Required Approvals” has the meaning set forth in Section 7.4(a).

“Right Pocket” has the meaning set forth in Section 7.20(a).

“RSU Equity Plan” means the restricted stock units issued pursuant to the World Endurance Holdings, Inc. Equity Incentive Plan.

“RWI” means the buy-side representations and warranties insurance policy obtained by the Buyer for the transactions contemplated by this Agreement.

“Sanction(s)” shall mean any sanction administered or enforced by the United States Government, including the Department of the Treasury’s OFAC, the United Nations Security Council; the European Union, HMT or any other relevant sanctions authority.

“Section 409A” has the meaning set forth in Section 5.15(f).

“Securities Act” has the meaning set forth in Section 6.9.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Adjustment Amount” has the meaning set forth in Section 2.4(e).

“Seller Group” has the meaning set forth in Section 10.1.

“Seller Releasee” has the meaning set forth in Section 10.8(b).

“Seller Releasing Parties” has the meaning set forth in Section 10.8(a).

“Service Provider” means a natural person who, immediately prior to or as of the Closing Date, is employed by, or provides services to (including any director and independent contractor), the Company or any Company Subsidiary, or who is dedicated primarily to the business activities of the Company and the Company Subsidiaries, including any such person who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the applicable employer or who is on approved leave under the Family and Medical Leave Act of 1993).

“SGEs” has the meaning set forth in Section 2.5(a).

“Significant Sponsor” has the meaning set forth in Section 5.23(a).

“Tax” or “Taxes” means any United States or foreign, state or local income, gross receipts, sales, license, payroll, employment, excise, import, export, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, lease, use, transfer, value added, alternative or add-on minimum, estimated or other tax, charge, levy, impost, governmental fee or other like assessment or charge of any kind that is in the nature of a tax, in each case, including any interest, fine, penalty or addition to tax attributable thereto (or attributable to the nonpayment thereof).

“Tax Claim” has the meaning set forth in Section 7.9(b).

“Tax Escrow Account” means the sub-account designated by the Escrow Agent as the “Tax Escrow Account” into which the Tax Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Escrow Agreement.

“Tax Escrow Amount” means $[*], as reduced pursuant to Section 2.5(b).

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Trademarks” means any trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same.

“Transaction Documents” means, other than this Agreement, any and all agreements, documents, certificates or instruments being delivered pursuant to this Agreement, including the Confidentiality Agreement, the Escrow Agreement, the Employment Agreement, [*] and the Exclusive Multi-Event License Agreement.

“Transaction Expenses” means, (a) to the extent not paid by the Seller, Holdco, the Company or any Company Subsidiary prior to the Closing Date, (i) all fees, costs and expenses (including legal, accounting and financial advisory expenses) incurred by, charged to or payable by the Company or any of the Company Subsidiaries on or prior to the Closing Date in connection with the transactions contemplated by this Agreement and the process leading up the execution of this Agreement (including with respect to discussions with other potential purchasers of the Company Shares), (ii) all bonuses, change of control, success, retention, severance, termination or similar payments which vest or become payable to any current or former employees, directors, officers or other Service Providers of the Company as a result of the transactions contemplated by this Agreement and the employer share of any payroll or other Taxes with respect thereto; provided, that the foregoing shall not include any double-trigger or multiple-trigger payments or benefits resulting from any actions taken by the Buyer or any of its Affiliates, (iii) all other change of control related payments solely payable in connection with the consummation of the transactions contemplated by this Agreement (e.g., not including as a result of any double-trigger or multiple-trigger conditions or any actions taken by the Buyer or any of its Affiliates) (iv) all filing fees associated with any consents, clearances, registrations, approvals, permits or authorizations necessary or advisable to be obtained from any Governmental Authority under Antitrust Laws in order to consummate the transactions contemplated by this Agreement, (v) all fees and expenses of the Escrow Agent, and (vi) the premium and underwriting fee payable with respect to the RWI, and (b) to the extent not paid by the Seller, Holdco, the Company or any Company Subsidiary prior to the Closing Date or paid or payable by the Buyer at any time, the premiums for the tail D&O insurance contemplated in Section 7.10(a).

“Treasury Regulations” mean the United States Treasury regulations promulgated under the Code.

“Union” has the meaning set forth in Section 5.11(h).

“Unreleased Claims” has the meaning set forth in Section 10.1

“Working Capital” means, at any date, all Current Assets minus all Current Liabilities.

“Working Capital Target” means $[*].

“Wrong Pocket” has the meaning set forth in Section 7.20(a).

“Wrong Pocket Asset” has the meaning set forth in Section 7.20(a).

“Wrong Pocket Liability” has the meaning set forth in Section 7.20(a).

1.2 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) the words “party” or “parties” or “parties hereto” shall refer to the parties to this Agreement;

(g) references herein to any gender shall include each other gender;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity and shall be deemed references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacity;

(i) references herein to any Contract (including this Agreement) means such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) any reference to “days” means calendar days unless Business Days are expressly specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the introduction paragraph hereto;

(l) the inclusion of specific examples or clarifications in certain provisions, including those for the avoidance of doubt, shall not mean or be used to interpret the lack of such examples or clarifications as evidence of doubt, inapplicability of such examples or ambiguity in other provisions that do not include such specific examples or clarification;

(m) references to “written” or “in writing” include documents in electronic form or transmission by email;

(n) any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to it as set forth in this Agreement;

(o) the parties drafted this Agreement jointly through the exchange of drafts hereof, so there is no presumption or burden of proof favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement;

(p) the word “or” is not exclusive; and

(q) references herein to any Law or any license shall be deemed also to refer to all rules and regulations promulgated thereunder in each case as amended, modified, codified, re-enacted, supplemented, consolidated, or replaced, in whole or in part, from time to time and in the case of any such amendment, modification, codification, reenactment, supplementation, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, modified, codified, reenacted, supplemented, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date.

ARTICLE 2

DEPOSIT ESCROW; PURCHASE AND SALE OF THE COMPANY SHARES

2.1 Escrow Deposit. Simultaneously with the execution of this Agreement, (a) the Buyer, the Seller and the Escrow Agent have entered into a certain Escrow Agreement (the “Escrow Agreement”), dated as of the date hereof, which is attached hereto as Exhibit D, and (b) the Buyer has deposited or has caused to be deposited with the Escrow Agent cash in the amount of $[*] (such amount, the “Deposit Escrow Amount”) to an account (the “Deposit Escrow Account”) specified by Escrow Agent, which Deposit Escrow Amount shall be held, safeguarded and released pursuant to the terms of this Agreement and the Escrow Agreement.

2.2 Purchase and Sale of the Company Shares.

(a) Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller shall cause Holdco to sell, transfer and deliver to the Buyer, and the Buyer shall purchase from Holdco, all right, title and interest in and to, all of the Company Shares, free and clear of all Encumbrances, other than restrictions on transfer arising under applicable securities Laws.

(b) The aggregate consideration for the purchase and sale of all of the Company Shares contemplated by this Section 2.2 will be an amount in cash equal to the Final Purchase Price.

2.3 Transactions to be Effected at the Closing. At or prior to the Closing, the following transactions shall be effected by the parties to this Agreement:

(a) The Seller or the Company, as applicable, shall deliver, or cause to be delivered:

(i) to the Buyer, the Pre-Closing Statement as required by Section 2.4(a);

(ii) to the Buyer, certificates representing all of the Company Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank in proper form for transfer;

(iii) to the Buyer, counterparts of each of the Transaction Documents (other than the Exclusive Multi-Event License Agreement, [*], and the Employment Agreement) to which the Seller, the Company or any of their respective Affiliates is a party, duly executed by the Seller, the Company or their applicable Affiliates party thereto;

(iv) to the Buyer, evidence, in form and substance reasonably satisfactory to the Buyer, of the resignations or removal of the members of the Board of Directors (or similar governing body) and officers of the Company and the Company Subsidiaries as requested by the Buyer in writing at least five (5) days prior to the Closing, such resignations or removal to be effective concurrently with the Closing;

(v) to the Buyer, a duly executed certificate from Holdco, certifying pursuant to Treasury Regulations Section 1.1445-2(b)(2), that Holdco is not a foreign person within the meaning of Sections 1445 and 897 of the Code;

(vi) to the Buyer, a certificate from each of the Seller and the Company, dated as of the Closing Date, each signed by a duly authorized officer of the Seller or the Company, as applicable, in form and substance reasonably satisfactory to the Buyer, certifying that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied, as applicable;

(vii) to the Buyer, a duly executed joint payment instruction letter (a “Joint Certificate”), directing the Escrow Agent to immediately: (A) release from the Deposit Escrow Account an amount equal to the following (such amount, the “Initial Release Amount”) to Holdco (1) the Deposit Escrow Amount, minus (2) the Purchase Price Adjustment Escrow Amount, minus (3) the Tax Escrow Amount (only in the case that, as of the Closing, the ATO has not provided a response reaching a determination with respect to the request for remission described in Section 2.5(a)), [*]; (B) transfer from the Deposit Escrow Account an amount equal to the Purchase Price Adjustment Escrow Amount into the Purchase Price Adjustment Escrow Account; (C) transfer from the Deposit Escrow Account an amount equal to the Tax Escrow Amount into the Tax Escrow Account (in the case that, as of the Closing, the ATO has not provided a response reaching a determination with respect to the request for remission described in Section 2.5(a)); and [*]; and

(viii) to the Buyer, any Debt Pay-Off Letter to the extent required pursuant to Section 7.13 indicating that upon repayment or prepayment (as the case may be) of the amount specified therein, the applicable creditor shall release and terminate its Encumbrances on any Equity Interests, assets and/or properties of the Company and the Company Subsidiaries and any applicable releases, termination statements or other similar documentation, in form and substance reasonably satisfactory to the Buyer, releasing and terminating such Encumbrances relating to the applicable Indebtedness of the Company or any of the Company Subsidiaries.

(b) The Buyer shall deliver, or cause to be delivered:

(i) to Holdco, payment of the Estimated Purchase Price minus the Deposit Escrow Amount, by wire transfer of immediately available funds to the bank account designated in writing by the Seller to the Buyer prior to the Closing Date;

(ii) to Holdco, a Joint Certificate duly executed by the Buyer, directing the Escrow Agent to immediately (A) release from the Deposit Escrow Account the Initial Release Amount to Holdco, (B) transfer from the Deposit Escrow Account an amount equal to the Purchase Price Adjustment Escrow Amount into the Purchase Price Adjustment Escrow Account; (C) transfer from the Deposit Escrow Account an amount equal to the Tax Escrow Amount into the Tax Escrow Account (in the case that, as of the Closing, the ATO has not provided a response reaching a determination with respect to the request for remission described in Section 2.5(a)), [*];

(iii) to the Seller, counterparts of each of the Transaction Documents to which the Buyer or any of its Affiliates is a party, duly executed by the Buyer or its applicable Affiliates party thereto;

(iv) to the Seller, a certificate from the Buyer, dated as of the Closing Date and signed by a duly authorized officer of the Buyer, in form and substance reasonably satisfactory to the Seller, certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied;

(v) pursuant to the instructions set forth in the Funds Flow Memorandum, to each applicable lender(s) party to the Debt Pay-Off Letters, an amount equal to the amount of Indebtedness set forth in each such Debt Pay-Off Letter to effect the repayment or prepayment (as the case may be) of the applicable Indebtedness of the Company or the Company Subsidiary; and

(vi) pursuant to instructions set forth in the Funds Flow Memorandum, payments to the applicable third parties of the Transaction Expenses (utilizing the payroll systems of the Company or a Company Subsidiary, as applicable, in respect of any applicable employment, payroll or similar Taxes required to be deducted or withheld).

2.4 Purchase Price Adjustment.

(a) At least three (3) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer (i) a reasonably detailed statement (the “Pre-Closing Statement”) setting forth (A) the Estimated Closing Cash, (B) the Estimated Closing Cash Excess or the Estimated Closing Cash Shortfall, as applicable, (C) the Estimated Closing Indebtedness, (D) the Estimated Working Capital, as well as the resulting Estimated Working Capital Adjustment, as the case may be, and (E) the Estimated Transaction Expenses and (ii) the Funds Flow Memorandum, in each case, together with supporting documentation used by the Seller in calculating the amounts set forth therein and a certificate of the Chief Financial Officer of the Company, dated as of the date of delivery of the Pre-Closing Statement, certifying that he/she has reviewed the Pre-Closing Statement and that the Estimated Purchase Price as calculated pursuant to the Pre-Closing Statement represents his/her good-faith estimate thereof.

(b) The Seller shall, and shall cause the Company, the Company Subsidiaries and the Seller’s other Affiliates to, afford to the Buyer and its Affiliates and Representatives (including any accountants, counsel or financial advisers retained by the Buyer in connection with the review of the Pre-Closing Statement), direct access during normal business hours, upon reasonable advance notice and by appointment, to Representatives (including any accountants) of the Seller or its Affiliates as applicable, with reasonable knowledge of the properties, books, Contracts, personnel, and records of the Company, the Company Subsidiaries and such Representatives (including the work papers of any accountants subject to the execution of customary work paper access letters), in each case, only to the extent relevant to the review of the Pre-Closing Statement by the Buyer; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company or any Company Subsidiary. The Seller shall consider any comments proposed by the Buyer in good faith and if, prior to the Closing, the Seller and the Buyer agree to make any modification to the Pre-Closing Statement, then the Pre-Closing Statement as so modified shall be deemed to be the Pre-Closing Statement. The agreement of the parties to revisions to the Pre-Closing Statement or Funds Flow Memorandum or the failure of the parties to agree to such revisions shall not constitute a waiver or limitation of a party’s rights and obligations pursuant to this Section 2.4.

(c) Within ninety (90) days after the Closing Date, the Buyer shall deliver to the Seller a reasonably detailed statement (the “Closing Statement”) setting forth the Buyer’s good-faith calculation of (i) the Closing Cash, (ii) the Closing Indebtedness, (iii) the Closing Working Capital, and (iv) the Closing Transaction Expenses, together with supporting documentation used by the Buyer in calculating the amounts set forth therein.

(d) The Closing Statement shall become final and binding upon the parties hereto at 5:00 p.m. Eastern Time on the thirtieth (30th) day following the date on which the Closing Statement was delivered to the Seller unless the Seller delivers written notice of its disagreement with the Closing Statement (a “Notice of Disagreement”) to the Buyer prior to such date. Any items set forth in the Closing Statement that are not objected to by the Seller in a Notice of Disagreement during the applicable period shall be deemed to become final and binding upon the parties to the Agreement for purposes hereof. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by the Buyer in a timely manner pursuant to this Section 2.4(d), then the Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the Seller and the Buyer on the earlier of (A) the date the Seller and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm in accordance with this Section 2.4(d). During the thirty (30)-day period following the delivery of a Notice of Disagreement, the Seller and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement (including the Buyer’s delivery to the Seller of any amended Closing Statement) and the matters so resolved in writing shall become final and binding upon the parties hereto. If at the end of such thirty (30)-day period the Seller and the Buyer have not resolved in writing all the matters specified in the Notice of Disagreement, the Seller and the Buyer shall submit to the Accounting Firm only matters that remain in dispute (such remaining items, the “Open Items”). The Seller and the Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the Open Items within thirty (30) days of the receipt of such submission (the “Dispute Resolution Period”). The scope of the disputes to be resolved by the Accounting Firm with respect to the Open Items shall be limited to fixing mathematical errors and determining whether the Open Items were determined in accordance with the Balance Sheet Rules and the terms of this Agreement, and no other matters. The Accounting Firm’s decision shall be (x) based solely on written submissions by the Seller and the Buyer and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review, (y) made strictly in accordance with the Balance Sheet Rules and the terms of this Agreement taking into account all of the parties’ written submissions and (z) final and binding on all of the parties hereto absent manifest error. For the avoidance of doubt, with respect to the foregoing clause (x), each party may submit any information it reasonably believes to be relevant to the calculation of the Final Purchase Price in accordance to this Agreement including supporting documentation for its interpretation or application of the Balance Sheet Rules and adjustments to its previous calculation of or values assigned to any Open Item, which may be different than those included in the Pre-Closing Statement, Closing Statement, Notice of Disagreement or discussions related thereto. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party (after taking into account all adjustments made by the parties during the Dispute Resolution Period) or smaller than the smallest value for such item claimed by either party (after taking into account all adjustments made by the parties during the Dispute Resolution Period). The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.4(d) shall be borne pro rata as between the Seller, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Seller and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

(e) Upon the Final Closing Cash, the Final Closing Indebtedness, the Final Transaction Expenses and the Final Working Capital becoming final and binding on the parties hereto in accordance with Section 2.4(d), the Estimated Purchase Price shall be increased (any such increase, the “Seller Adjustment Amount”) by the sum of (i) the amount, if any, that the Final Closing Cash exceeds the Estimated Closing Cash, (ii) the amount, if any, that the Estimated Closing Indebtedness exceeds the Final Closing Indebtedness, (iii) the amount, if any, that the Estimated Transaction Expenses exceeds the Final Transaction Expenses, and (iv) the amount, if any, that the Final Working Capital exceeds the Estimated Working Capital. The Estimated Purchase Price shall be decreased (any such decrease, the “Buyer Adjustment Amount”) by the sum of (i) the amount, if any, that the Estimated Closing Cash exceeds the Final Closing Cash, (ii) the amount, if any, that the Final Closing Indebtedness exceeds the Estimated Closing Indebtedness, (iii) the amount, if any, that the Final Transaction Expenses exceeds the Estimated Transaction Expenses, and (iv) the amount, if any, that the Estimated Working Capital exceeds the Final Working Capital. The Estimated Purchase Price adjusted in accordance with this Section 2.4(e) shall be the “Final Purchase Price”. Upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement, the Purchase Price Adjustment Escrow Amount shall be available to satisfy any payment obligations of the Seller pursuant to this Section 2.4(e).

(f) Within five (5) Business Days after the Final Closing Cash, the Final Closing Indebtedness, the Final Transaction Expenses, and the Final Working Capital become final and binding on the parties hereto, the following payments shall be made, as applicable:

(i) If the Seller Adjustment Amount exceeds the Buyer Adjustment Amount, then:

(A) the Buyer shall make payment by wire transfer of immediately available funds to Holdco in the amount of any such excess; and

(B) the Buyer and the Seller shall submit a Joint Certificate to the Escrow Agent instructing the Escrow Agent to release to Holdco the Purchase Price Adjustment Escrow Amount.

(ii) If the Buyer Adjustment Amount exceeds the Seller Adjustment Amount, then the Buyer and the Seller shall submit a Joint Certificate to the Escrow Agent instructing the Escrow Agent to release and deliver to the Buyer an amount equal to such excess, out of the Purchase Price Adjustment Account; provided, however, that in the event such excess is:

(A) less than or equal to the Purchase Price Adjustment Escrow Amount, then the Buyer and the Seller shall submit a Joint Certificate to the Escrow Agent instructing the Escrow Agent to release to Holdco any remaining funds contained in the Purchase Price Adjustment Account (after payment of the amount released to the Buyer pursuant to Section 2.4(f)(ii)); and

(B) greater than the Purchase Price Adjustment Escrow Amount, then the Seller shall make payment by wire transfer of immediately available funds to the Buyer in the amount that such excess exceeds the Purchase Price Adjustment Escrow Amount.

(iii) Each of the parties hereto acknowledges and agrees that the adjustment provisions set forth in this Section 2.4 shall be the sole and exclusive remedy of the Buyer and the Seller with respect to (A) determining whether or not any adjustment would be made to the Estimated Purchase Price pursuant to this Section 2.4 (whether or not any such adjustment was, in fact, made), (B) determining the amount of any such adjustment or (C) any other claims relating to any of the components of the Working Capital (in lieu of all other claims).

(g) No actions taken by the Buyer on its own behalf or on behalf of the Company or the Company Subsidiaries following the Closing Date shall be given effect for purposes of determining the Final Closing Cash, the Final Closing Indebtedness, the Final Transaction Expenses, or the Final Working Capital. During the period of time from and after the Closing Date through the determination of the Final Closing Cash, the Final Closing Indebtedness, the Final Transaction Expenses, and the Final Working Capital and payment of the difference between the Seller Adjustment Amount and the Buyer Adjustment Amount in accordance with this Section 2.4, the Buyer shall, and shall cause the Company, the Company Subsidiaries and the Buyer’s other Affiliates to, afford to the Seller and its Affiliates and Representatives (including any accountants, counsel or financial advisers retained by the Seller in connection with the review of the Closing Statement), direct access, during normal business hours upon reasonable advance notice and by appointment, to Representatives (including accountants) of the Buyer or its Affiliates as applicable, with reasonable knowledge of the properties, books, Contracts, personnel, and records of the Company, the Company Subsidiaries and such Representatives (including the work papers of any accountants subject to the execution of customary work paper access letters), in each case, only to the extent relevant to the review of the Closing Statement by the Seller; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company or any Company Subsidiary.

2.5 [*]

2.6 Adjustment to Purchase Price. All payments to be made under Section 2.4, Section 2.5 and Section 7.14(b) shall (a) to the extent permitted by applicable Law, be treated by all parties hereto, and their respective Affiliates, for Tax purposes as adjustments to the purchase price and (b) be made by wire transfer of immediately available funds in accordance with the Escrow Agreement.

2.7 Withholding. Notwithstanding anything to the contrary in this Agreement, the Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax Law; provided, however, that if the Buyer determines that any such withholding is required, the Buyer shall notify the Seller in writing at least five (5) Business Days before the Closing Date (except with respect to any withholding required due to a change in Law that occurs within five (5) Business Days before the Closing Date, in which case, the Buyer shall notify the Seller in writing as soon as reasonably practicable upon such determination), and shall cooperate reasonably and in good faith with the Seller to mitigate any such deduction or withholding. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 3

THE CLOSING

3.1 Closing; Closing Date. The closing of the sale and purchase of the Company Shares contemplated hereby (the “Closing”) shall take place at the offices of Reed Smith LLP, 599 Lexington Avenue, New York, NY 10022, (a) on the second (2nd) Business Day after the date that all of the conditions to Closing set forth in Article 8 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing) shall have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to waive the same or (b) at such other time, place and date and in such manner (including by electronic means) as the parties hereto may mutually agree (the “Closing Date”). The Closing shall be deemed effective for all purposes as of 11:59 p.m. Eastern Standard Time on the Closing Date (the “Calculation Time”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as otherwise set forth in the corresponding section or subsections of the Disclosure Schedules (subject to Section 10.7(a)), the Seller represents and warrants to the Buyer as of the date hereof and as of the Closing (or in the case of representation and warranties that speak of a specified date, as of such specified date) as follows:

4.1 Organization.

(a) The Seller (i) is a limited company, duly formed, validly existing and in good standing (to the extent such concept is applicable) under the laws of Hong Kong, (ii) has all requisite corporate or similar power and authority to cause Holdco to pledge or dispose of the Company Shares and to carry on its business as presently conducted and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (ii) or (iii) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the Seller’s ability to consummate the transactions contemplated hereby.

(b) Holdco (i) is a corporation, duly formed, validly existing and in good standing (to the extent such concept is applicable) under the laws of its jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, pledge or dispose of the Company Shares and to carry on its business as presently conducted and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (ii) or (iii) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Holdco’s ability to consummate the transactions contemplated hereby.

4.2 Binding Obligations. The Seller has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Buyer, constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity (collectively, the “Equitable Exceptions”).

4.3 No Defaults or Conflicts. The execution, delivery and performance by the Seller of this Agreement and each Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby (a) do not and will not result in any violation of the applicable Organizational Documents of the Seller or Holdco, (b) do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of any lien on any of the assets of the Seller or Holdco under, any provision of any Contract to which the Seller or Holdco is a party or by which it is bound or to which its properties are subject, and (c) assuming (solely with respect to performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby) compliance with the matters referred to in Section 4.4, do not and will not violate any existing applicable Law, rule, regulation or Order having jurisdiction over the Seller or Holdco; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that, individually or in the aggregate, would not have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby.

4.4 Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Seller or Holdco, nor are any consents, registrations or permits required to be obtained from any Governmental Authority, in connection with the execution, delivery and performance by the Seller or Holdco of this Agreement or any other Transaction Document to which it is a party and the consummation by the Seller or Holdco of the transactions contemplated hereby and thereby or in connection with the continuing operation of the business of the Company following the date hereof, except in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws.

4.5 The Company Shares.

(a) Holdco is the sole record and beneficial owner of all of the Company Shares and owns good and valid title to all such Company Shares free and clear of all Encumbrances, other than Permitted Encumbrances, and upon delivery by Holdco of such Company Shares at the Closing, good and valid title to such Company Shares will pass to the Buyer free and clear of all Encumbrances (other than any restrictions on transfer or assignment under applicable securities Laws).

(b) There are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which the Seller or Holdco is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of the Company Shares or any securities or obligations exercisable or exchangeable for, or convertible into, the Company Shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for this Agreement, neither the Seller nor Holdco is a party to any Contracts with respect to the voting, purchase, dividend rights, disposition or transfer of the Company Shares.

4.6 Litigation. There are no Actions pending or, to the knowledge of the Seller, threatened in writing against the Seller or Holdco before any Governmental Authority which seeks to (a) challenge the validity or enforceability of the Seller’s obligation under this Agreement or the Transaction Documents to which the Seller is or will be a party or (b) prevent the transactions contemplated hereby or that otherwise would reasonably be expected to prevent, materially delay or materially impair the Seller’s or Holdco’s ability to consummate the transactions contemplated hereby. Neither the Seller nor Holdco is subject to any unsatisfied Order that would reasonably be expected to prevent, materially delay or materially impair the Seller’s or Holdco’s ability to (x) satisfy its obligations under this Agreement or the Transaction Documents to which the Seller is or will be a party or (y) consummate the transactions contemplated hereby.

4.7 Solvency. Each of the Seller and Holdco is solvent and (a) able to pay its debts and obligations as they become due, (b) owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) has adequate capital to carry on its respective business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of either the Seller or Holdco.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise set forth in the corresponding section or subsections in the Disclosure Schedules (subject to Section 10.7(a)), the Company represents and warrants to the Buyer as of the date hereof and as of the Closing (or in the case of representation and warranties that speak of a specified date, as of such specified date) as follows:

5.1 Organization and Qualification. Each of the Company and the Company Subsidiaries is duly formed, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization. Each of the Company and the Company Subsidiaries is qualified, licensed or registered to transact business as a foreign entity and is in good standing (to the extent such concept is applicable) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (to the extent such concept is applicable) would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company has made available to the Buyer complete and correct copies of the Company’s and the Company Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date hereof (“Organizational Documents”), and each as so delivered is in full force and effect.

5.2 Binding Obligations. The Company has all requisite corporate authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Company. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Buyer, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

5.3 No Defaults or Conflicts. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby (a) do not and will not result in any violation of the Organizational Documents of the Company, (b) except as set forth on Schedule 5.3, do not and will not result in a breach of any of the terms or provisions of, or constitute a default under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under any Contract or Lease to which it is a party or result in the creation of a lien on any of the assets of the Company or any of the Company Subsidiaries and (c) assuming (solely with respect to performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby) compliance with the matters referred to in Section 5.4, do not and will not violate in any material respect any existing applicable Law, rule, regulation, or Order having jurisdiction over the Company; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

5.4 Governmental Authorization. Except as set forth on Schedule 5.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Company or any Company Subsidiary, nor are any consents, registrations or permits required to be obtained from any Governmental Authority, in connection with the execution, delivery and performance by the Company or any Company Subsidiary of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby, except in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws.

5.5 Capitalization. The authorized capital stock of the Company consists of 1,200,000 shares of common stock, par value $0.01 per share, of which 1,086,374 Company Shares are outstanding and no Company Shares were issued and held by the Company in its treasury, in each case, as of the date hereof. The Company Shares constitute all of the issued and outstanding Equity Interests of the Company. The Company Shares are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar rights held by a third party, and have been issued in compliance with applicable Law. The Company has no Equity Interests reserved for issuance. The Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not issued any Equity Interests other than the Company Shares, and there are no preemptive rights, options, warrants, convertible, exercisable or exchangeable securities or other rights or Contracts of any character, existing or outstanding, which relate to any Equity Interests of the Company or other rights that are linked to the value of any Equity Interests of the Company (whether settled in cash or shares) or provide for the sale or issuance of any Equity Interest by the Company or give any Person a right to acquire or in any way dispose of any Equity Interest of the Company or any of the Company Subsidiaries and no securities or obligation evidence such rights are authorized, issued or outstanding. The Company does not have any outstanding or authorized stock appreciation, restricted stock, restricted stock units, phantom stock, stock-based performance units, profit participation or equity or equity-based similar plans, programs, agreements or arrangements. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting, purchase, repurchase, dividend rights, disposition or transfer of the Company Shares.

5.6 Litigation.

(a) Except as set forth on Schedule 5.6, there are no Actions pending or, to the Knowledge of the Company, threatened in writing involving the Company or any Company Subsidiary that would reasonably be expected to (a) be material to the Company and the Company Subsidiaries, taken as a whole, or (b) prevent, delay or impair the Company’s ability to consummate the transactions contemplated hereby.

(b) Neither the Company nor any of the Company Subsidiaries is a party to or subject to the provision of any Order that restricts the manner in which the Company and the Company Subsidiaries conduct their business which would, individually or in the aggregate, reasonably be expected to be material or prevent, delay or impair the Company’s ability to consummate the transactions contemplated hereby.

5.7 Subsidiaries. Each of the Company Subsidiaries, together with their respective, outstanding Equity Interests and the Company’s ownership in such outstanding Equity Interests, is listed and identified on Schedule 5.7. All of the outstanding Equity Interests of each of the Company Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar rights held by a third party, and have been issued in compliance with applicable Law. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights or Contracts of any character, existing or outstanding, that relate to any Equity Interests of any of the Company Subsidiaries or other rights that are linked to the value of any Equity Interests (whether settled in cash or shares ) of any of the Company Subsidiaries or provide for the sale or issuance of any Equity Interests by any of the Company Subsidiaries. No Company Subsidiary has any outstanding or authorized stock appreciation, restricted stock unit, phantom stock, stock-based performance units, profit participation or similar plans, programs, agreements or arrangements. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries owns any Equity Interests, or has the right to acquire any Equity Interests, in any other Person. All of the outstanding Equity Interests of each Company Subsidiary are owned free and clear of any Encumbrances, other than Permitted Encumbrances.

5.8 Financial Statements.

(a) Schedule 5.8(a) sets forth correct and complete copies of each of (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and the related audited consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flow of the Company and the other Company Subsidiaries for the fiscal year then ended (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 (the “Balance Sheet Date”), and the related statements of income, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the 12-month period then ended (collectively, the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). Each of the Financial Statements (including the related notes and schedules thereto) fairly presents, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flow of the Company and the Company Subsidiaries at the respective dates thereof and for the respective periods indicated therein in accordance with IFRS, consistently applied during the period involved, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to the absence of footnote disclosure (which if presented would not differ materially from those presented in the most recent year-end financial statements) and normal and recurring year-end adjustments (that would not be material in amount or effect) and the absence of notes. The Financial Statements, including the notes thereto, have been prepared from the books and records of the Company and the Company Subsidiaries. All accounts, books, records and ledgers maintained by the Company and the Company Subsidiaries are properly and accurately kept and are complete and correct in all material respects.

(b) Except as set forth on Schedule 5.8(b), the Company does not have any material Liabilities (whether accrued, absolute, contingent, unknown or otherwise) that would reasonably be expected to result in any claims against, or Liabilities of, the Company or any of the Company Subsidiaries other than Liabilities that (i) have been adequately reserved against or reflected in the Financial Statements, (ii) were incurred since the Balance Sheet Date in the ordinary course consistent with past practice or (iii) have been incurred pursuant to this Agreement or in connection with the transactions contemplated hereby.

(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS.

(d) Since August 27, 2015, the Company has not identified any (i) significant deficiencies and material weaknesses in the design or operation of internal controls that would be reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information for inclusion in the applicable combined financial statements or (ii) intentional fraud, whether or not material, that involves management or any current or former employees who have (or had) a significant role in the Company’s internal controls over financial reporting. Since August 27, 2015, to the Knowledge of the Company, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company.

5.9 Intellectual Property.

(a) Schedule 5.9(a) sets forth an accurate list of all Intellectual Property that is owned by the Company or a Company Subsidiary that is (i) registered with, issued by, or the subject of a pending application before any Governmental Authority or domain name registrar (“Registered IP”), or (ii) otherwise material to the business of the Company or any Company Subsidiary (such Intellectual Property described in clauses (i) or (ii) hereof, “Owned Intellectual Property”). All Registered IP is subsisting and, other than Registered IP consisting of applications, valid and enforceable.

(b) All Owned Intellectual Property, including all Intellectual Property set forth on Schedule 5.9(a), is owned exclusively by the Company or a Company Subsidiary free and clear of all Encumbrances, other than Permitted Encumbrances.

(c) Neither the validity, enforceability or scope of, nor the Company’s or any Company Subsidiary’s ownership or use of, or rights in or to, any Owned Intellectual Property is currently being challenged in any litigation or other Action to which the Company or a Company Subsidiary is a party. None of the Owned Intellectual Property is subject to any outstanding Order adversely affecting the validity, enforceability or scope of, or the Company’s or any Company Subsidiary’s ownership or use of, or rights in or to, any such Owned Intellectual Property.

(d) The Company and the Company Subsidiaries own or have sufficient and valid rights to use all Intellectual Property material to the conduct of their respective businesses, all of which rights shall survive the consummation of the transactions contemplated by this Agreement and the Transaction Documents without modification, cancellation, termination, suspension, or acceleration of any right, obligation or payment with respect to any such Intellectual Property.

(e) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any Company Subsidiary or their respective rights therein, except as has not been, and would not reasonably be expected to be, material to the Company, the Company Subsidiaries, or their respective businesses.

(f) The Company and the Company Subsidiaries have not, and the conduct of their respective businesses has not, within the past three (3) years, infringed, misappropriated or otherwise violated any other Person’s rights in or to Intellectual Property, in each case, except as has not, and would not reasonably be expected to, result in material Liability or material disruption to the business or operations of the Company or the Company Subsidiaries.

(g) Neither the Company or any of the Company Subsidiaries has, within the past three (3) years, received any written claim, notice, invitation to license or similar communication that has not since been resolved, (i) contesting or challenging the use, validity, enforceability or ownership of any Intellectual Property material to the Company’s or any of the Company Subsidiaries’ respective businesses, or (ii) alleging that the Company or any of the Company Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property of any Person.

(h) The Company and the Company Subsidiaries have, at all times during the past three (3) years, taken commercially reasonable actions to police and enforce all material Trademarks owned or controlled by the Company or any Company Subsidiaries against unauthorized use by other Persons, and have exercised quality control measures, adequate in accordance with applicable Laws, over all uses and displays of such Trademarks (including any goods or services sold, distributed or marketed under such Trademarks), that are, without limiting any of the foregoing, at least sufficient to ensure that no such Trademark will be deemed to be abandoned or unenforceable; provided, however, that this provision shall not apply to any Trademark that the Company or Company Subsidiary has intentionally abandoned or allowed to lapse.

(i) Each Person who is or was an employee or independent contractor of the Company or any of the Company Subsidiaries and involved in the development or creation of any Intellectual Property material to the businesses of the Company or any of the Company Subsidiaries has signed a valid and enforceable agreement irrevocably and presently assigning to the Company or the applicable Company Subsidiary, as appropriate, all rights in and to such Intellectual Property. No such Person retains or has asserted that such Person retains any right, title or interest in or to any such Intellectual Property.

(j) The IT Assets owned, used or held for use (including through cloud-based or other third-party service providers) by the Company or any of the Company Subsidiaries perform in substantial conformance with their documentation and are sufficient for needs of the businesses of the Company and the Company Subsidiaries. In the three (3) year period prior to the date hereof, there has been no unauthorized access to or unauthorized use of (i) any such IT Assets, (ii) any information stored on or processed by such IT Assets, or (iii) any confidential or proprietary information of any Person that is in the Company’s or any of the Company Subsidiaries’ possession or control, in each case, in a manner that, individually or in the aggregate, has resulted in or is reasonably likely to result in material Liability, material disruption to the business or operations of, the Company or any the Company Subsidiaries. The Company and the Company Subsidiaries have implemented commercially reasonable backup and disaster recovery technology consistent with best industry practices.

5.10 Compliance with Laws. Except as set forth on Schedule 5.10, in the three (3) year period prior to the date hereof, the Company and the Company Subsidiaries have been in compliance in all material respects with all Laws applicable to the operation of their respective businesses. Neither the Company nor any Company Subsidiary has been or currently is subject to any unsatisfied Order. The Company and the Company Subsidiaries have not received any written communication alleging any material noncompliance with any such Laws that has not been cured as of the date hereof.

5.11 Contracts. Schedule 5.11 sets forth an accurate list of each of the following Contracts (each a “Material Contract”) to which the Company or any Company Subsidiary is a party or by which their respective assets or properties are bound or subject as of the date of this Agreement (other than Company Benefit Plans, Leases and purchase orders):

(a) all Contracts pursuant to which the Company or any Company Subsidiary (i) made payments to any third party in the twelve (12)-month period ended December 31, 2019 in excess of $500,000, or (ii) received payments from any third party in the twelve (12)-month period ended December 31, 2019 in excess of $500,000;

(b) all Contracts with any Significant Sponsor;

(c) all partnership, joint venture Tax-sharing or similar agreements involving a share of profits, losses, costs or Liabilities between the Company or a Company Subsidiary and a third party;

(d) all Contracts entered into in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business or any material assets and pursuant to which the Company or a Company Subsidiary or any other party has an existing earn-out payment obligation; provided, that the foregoing shall not apply to ongoing confidentiality obligations or non-disclosure agreements entered into in connection therewith;

(e) all Contracts (i) restricting the Company or any Company Subsidiary from competing in any line of business (excluding category exclusivities for the Company’s and the Company Subsidiaries’ sponsors and product licensees granted by the Company or the Company Subsidiaries to each of their respective sponsors and product licensees) or in any geographic region larger than a single metropolitan area with any Person or (ii) pursuant to which the Company or any Company Subsidiary has granted a most favored nation provision or similar provision in favor of any customer or other counterparty of the Company or any of the Company Subsidiaries or a limitation on the Company or any of the Company Subsidiaries’ ability to increase prices, where (with respect to this subsection (ii)) the amounts payable under such Contract exceed $500,000 annually;

(f) all Contracts relating to rights of first refusal or rights of first negotiation in favor of the Company or any Company Subsidiary, other than any event license agreements for events generating revenues of less than $500,000;

(g) all Contracts involving the payment of royalties of more than $100,000, in the aggregate, calculated based on the revenues or income of the Company or the Company Subsidiaries or income or revenues related to any product of the Company or the Company Subsidiaries in the twelve (12) month period ended December 31, 2019;

(h) all collective bargaining agreements or other Contracts with a labor union, works council, trade union or other employee representative body (each, a “Union”);

(i) all Contracts pursuant to which the Company or a Company Subsidiary has incurred any Indebtedness or that subject any assets or property of the Company or any Company Subsidiary to an Encumbrance other than a Permitted Encumbrance;

(j) all material Contracts with any Governmental Authority in connection with the top events operated by the Company or the Company Subsidiaries set forth on Schedule 5.11(j);

(k) all Contracts relating to material Intellectual Property pursuant to which the Company or a Company Subsidiary (i) grants or receives a license, option to purchase or license, covenant not to sue, release or similar right requiring annual payments to or by the Company or a Company Subsidiary in excess of $100,000, other than non-exclusive licenses granted to the Company or a Company Subsidiary to use off-the-shelf software on standardized, generally available terms, or (ii) is subject to any obligation with respect to the use, prosecution or exploitation of any Intellectual Property, including any Trademark co-existence agreements;

(l) any Contract that contains provisions resulting in the acceleration of any material right or benefit of the Company or any Company Subsidiary as a result of a direct or indirect change of control or similar transaction (including the consummation of the transactions contemplated hereby);

(m) each Contract with (i) a current Service Provider or officer of the Company or any of the Company Subsidiaries whose annual base salary or consulting fee is in excess of $200,000; provided, that such Contracts need not be set forth in the Disclosure Schedules so long as the Company has made available to Buyer in folder number 6.5.5 of the Data Room a list and copies of such Contracts or (ii) with a current or former Service Provider who is an executive officer or director pursuant to which the Company or any of the Company Subsidiaries has ongoing indemnification obligations not otherwise covered by insurance or, with respect to a former Service Provider who was an executive officer or director, pursuant to which the Company or the Company Subsidiaries have ongoing compensation or severance obligations;

(n) each Contract evidencing financial or commodity hedging or similar trading activities (including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements or brokerage statements or similar Contracts);

(o) each Contract related to any settlement of any Action within the three (3) year period prior to date hereof in excess of $500,000;

(p) each Contract between the Company or any of the Company Subsidiaries, on the one hand, and the Seller or any of its Affiliates (other than the Company and the Company Subsidiaries) or any director, officer or employee of the Company or the Seller or any of its Affiliates (other than the Company and the Company Subsidiaries), on the other hand; and

(q) each Contract to which Seller or any of Seller’s Affiliates (other than the Company or the Company Subsidiaries) is a party under which the Company has any material rights or obligations (whether or not the Company is a party to such Contract) (other than [*] and the Exclusive Multi-Event License Agreement).

None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party thereto is in breach or violation of or default under any Material Contract in any material respect and, to the Knowledge of the Company, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of the Company Subsidiaries or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Each Material Contract to which the Company or a Company Subsidiary is a party (a) is a legal and binding obligation of the Company or such Company Subsidiary, as applicable, and, to the Knowledge of the Company, the other relevant parties thereto and (b) is in full force and effect, enforceable against the Company or such Company Subsidiary, as applicable, and, to the Knowledge of the Company, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. The Company has previously delivered to, or made available to, the Buyer complete and correct copies of each written Material Contract and a written description of each oral Material Contract.

5.12 Taxes. Except as set forth on Schedule 5.12:

(a) (i) All material Tax Returns that were required to be filed on or prior to the date hereof by, or with respect to, Holdco, the Company and the Company Subsidiaries have been timely filed (taking into account any applicable extensions) and all such Tax Returns were correct and complete in all material respects, and (ii) all Taxes owed by, or with respect to, Holdco, the Company and the Company Subsidiaries have been paid other than Taxes which individually or in the aggregate are not material. Holdco, the Company and the Company Subsidiaries have provided or otherwise made available to the Buyer true, correct and complete copies of all material Tax Returns and all examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(b) Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, paid over to the proper Governmental Authority in all material respects all amounts required to be withheld and paid over under all applicable Laws.

(c) Each of the Company and the Company Subsidiaries has established on the Financial Statements reserves that are adequate as of the dates of such Financial Statements for the payment of all Taxes not yet due and payable, and there are no Encumbrances for Taxes (other than Permitted Encumbrances) on any assets of Holdco, the Company or any Company Subsidiary.

(d) All material deficiencies for Taxes asserted or assessed in writing against Holdco, the Company or a Company Subsidiary have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the Financial Statements.

(e) There are no proposed, threatened or pending Tax audits or other administrative proceedings or any currently pending court Actions, in each case, concerning any material Tax Liability of Holdco, the Company or any Company Subsidiary for which written notice has been received, with regard to any Taxes for which Holdco, the Company or any Company Subsidiary would be liable. No written claim has been made by a Governmental Authority in a jurisdiction where Holdco, the Company or any Company Subsidiary has never filed Tax Returns asserting that Holdco, the Company or any Company Subsidiary is or may be required to file Tax Returns or pay Taxes in such jurisdiction.

(f) None of Holdco, the Company or any Company Subsidiary has filed for an extension of time within which to file any Tax Return which extension is currently in effect. Neither Holdco, the Company nor any Company Subsidiary has executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax, in each case, which period has not yet expired.

(g) None of Holdco, the Company or any Company Subsidiary has been a member of a combined, consolidated, affiliated or unitary group for Tax purposes (other than a group the common parent of which was Holdco, the Company or any Company Subsidiary). Wanda America Investment Holdings Co. Ltd. has not been a member of a combined, consolidated, affiliated or unitary group for U.S. federal, state or local Tax purposes of which either Holdco or the Company is or was a member.

(h) Neither the Company nor any Company Subsidiary has any material Liability for Taxes of any Person (other than the Company or any Company Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 or Treasury Regulations Section 1.1502-78 (or any similar provision of state, local or foreign Tax Law) or (ii) as a transferee or successor. None of the Company or any Company Subsidiary is a party to any Tax-sharing or allocation agreement with respect to any material amount of Taxes, other than commercial agreements entered into in the ordinary course of business the primary purpose of which is not Taxes.

(i) Other than as would not give rise to a Material Adverse Effect, (i) there are no deferred intercompany transactions between Holdco, the Company and any of the Company Subsidiaries and (ii) there are no excess loss accounts (within the meaning of Treasury Regulations Section 1.1502-19) with respect to the stock of the Company or any of the Company Subsidiaries.

(j) None of Holdco, the Company or any Company Subsidiary has distributed shares of another Person, or has had shares of its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the past five (5) years.

(k) None of Holdco, the Company or any Company Subsidiary has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, in each case, that would reasonably be expected to give rise to any Tax liability in such other country, except for Taxes which individually or in the aggregate are not material.

(l) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning on or after the Closing Date, as a result of any (i) adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting made with respect to a period prior to the Closing, (ii) installment sale or open transaction disposition made on or entered into prior to the Closing, (iii) prepaid amount received on or prior to the Closing (other than any amount received in the ordinary course of business) or (iv) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made prior to the Closing.

(m) Neither Holdco, the Company or any Company Subsidiary is required to recognize any income under Section 108 of the Code as a result of the transactions identified in item 2 of Schedule 5.12(a)(ii).

(n) All transactions and agreements between or among any of Holdco, the Company and its Affiliates are and were entered into at arm’s length, in material compliance with the requirements and principles of Section 482 of the Code and the Treasury Regulations thereunder, including any reporting requirements set forth thereunder, and are, and have been, in material compliance with the requirements and principles of any comparable provisions of state, local or foreign Law, including any reporting requirements set forth thereunder.

(o) None of Holdco, the Company or any of the Company Subsidiaries (i) is subject to any material Tax Liability under Section 965 of the Code or (ii) has made an election under Section 965(h) of the Code.

(p) None of Holdco, the Company or any of the Company Subsidiaries has been a party to any “reportable transaction” within the meaning of Section 6707A of the Code.

(q) No “closing agreement” under Section 7121 of the Code, or other agreement with any Governmental Authority in respect of Taxes of the Company or any Company Subsidiary has been entered into which remains in effect, and no request for a written ruling, relief or advice that relates to the Taxes or Tax Returns of the Company or any Company Subsidiary is currently pending with any Governmental Authority, and no such ruling, relief or advice has been obtained and remains in effect. No power of attorney has been granted with respect to any matter relating to Taxes of the Company or any Company Subsidiary, which power of attorney is currently in force.

(r) Holdco’s basis in the stock of the Company for all applicable income Tax purposes is greater than Holdco’s amount realized in exchange for such stock pursuant to the sale of such stock contemplated by this Agreement (as determined by assuming that the full amount of the Deposit Escrow Amount is released to the Seller, and prior to taking into account any adjustment that may be required pursuant to an election made under Section 7.9(c)).

(s) Notwithstanding anything to the contrary contained in this Agreement: (i) the representations and warranties set forth in this Section 5.12 and Section 5.15 constitute the sole and exclusive representations and warranties regarding Taxes, Tax Returns and other matters relating to Taxes, (ii) the representations and warranties set forth in this Section 5.12 relating or to Holdco shall apply solely to income Taxes that satisfy the following two requirements (x) which are primarily imposed on Holdco in respect of any combined, consolidated, affiliated, unitary or similar group for income Tax purposes, the common parent of which is Holdco and one or more of the Company or Company Subsidiaries are members and (y) for which the Company or any of the Company Subsidiaries are liable under applicable Law, (iii) no representation and warranty related or attributable to Tax Returns required to be filed, or Taxes required to be paid, prior to November 18, 2015 is made with respect to matters that would not give rise to a Material Adverse Effect, and (iv) no representation or warranty is made by Holdco, the Seller, the Company or any of their Affiliates relating or attributable to the tax characterization of the intercompany advances identified in item 2 of Schedule 5.12(a)(ii) as equity, debt or otherwise.

5.13 Escheat and Unclaimed Property. The Company and the Company Subsidiaries have remitted to the appropriate Governmental Authorities all material amounts required to be remitted under all Laws relating to escheat and unclaimed property and have complied in all material respects with all applicable filing requirements related thereto.

5.14 Permits. In the three (3) year period prior to the date hereof, the Company and each Company Subsidiary and, to the Knowledge of the Company, any licensee or other Person who performs or has performed services on behalf of the Company or any of the Company Subsidiaries has obtained and is in compliance with all consents, licenses, certificates, approvals, franchises, variances, authorizations, registrations, waivers, permits and rights necessary for the lawful conduct of the Company’s and each Company Subsidiary’s respective businesses as presently conducted (collectively, “Permits”) that are either material to (a) the Company and the Company Subsidiaries taken as a whole or (b) any of the top events operated by the Company or the Company Subsidiaries set forth on Schedule 5.11(j). All of the Company’s and the Company Subsidiaries’ current Permits and, to the Knowledge of the Company, the Permits of any licensee or other Person who performs or has performed services on behalf of the Company or any of the Company Subsidiaries are in full force and effect, and neither the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any licensee is in breach or default under any Permit in any material respect.

5.15 Employee Benefit Plans.

(a) Schedule 5.15(a) contains a correct and complete list of each Company Benefit Plan clearly identifying whether such Company Benefit Plan is sponsored, maintained, administered or contributed to, by the Seller or an ERISA Affiliate other than the Company or any Company Subsidiary. With respect to each such Company Benefit Plan, as applicable to the Company Benefit Plan, the Seller has made available to the Buyer (i) a correct and complete copy of the plan document and all amendments thereto (or, to the extent the Company Benefit Plan is unwritten, a summary of its material terms), (ii) the summary plan description, if any, and any material modifications thereto, (iii) all trust or other funding documents (including insurance policies and stop-loss insurance policies); (iv) the most recent financial statements, and actuarial report (as applicable), (v) the most recent determination or opinion letter from the IRS (or equivalent in respect of any Non-U.S. Benefit Plan), (vi) the results of nondiscrimination testing from the last two (2) years (if applicable), and (vii) any material correspondence with any Governmental Authority with respect to any Action within the preceding three (3) years other than routine correspondence.

(b) Neither the Company nor any of its ERISA Affiliates sponsors or contributes to, or has, within the six (6) years preceding the date of this Agreement, sponsored or contributed to, or has any Liability under any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(c) (i) Each Company Benefit Plan has been established and administered in accordance with its terms in all material respects, and in compliance in all material respects, with the applicable provisions of ERISA, the Code and other applicable Laws, (ii) all contributions required to be made by the Company or any Company Subsidiary have been made or properly accrued or reserved, (iii) other than routine claims for benefits, there are no Actions pending or, to the Knowledge of the Company, threatened, (iv) all reports, returns, similar documents required to be filed with any Governmental Authority or distributed to any participant of any Company Benefit Plan have been timely filed or distributed in all material respects, (v) each Company Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification, and to the Knowledge of the Company, no event has occurred that would or would reasonably be expected to cause the loss of such qualification, and (vi) with respect to each Company Benefit Plan that is a “welfare plan” within the meaning of ERISA Section 3(1), neither the Company nor any Company Subsidiary or their respective ERISA Affiliates has any Liability or obligation to provide medical or death benefits with respect to current or former Service Providers beyond their termination of employment (other than coverage mandated by Law).

(d) No Company Benefit Plan is (i) a defined benefit plan as defined in Section 3(35) of ERISA or any other plan subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code, (ii) a “multiple employer plan” as defined in Section 210(a) of ERISA or Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; and neither the Company nor any ERISA Affiliate has any Liability with respect to a Benefit Plan that is subject to Title IV of ERISA.

(e) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement would, alone or in combination with another event, (i) entitle any Service Provider or any other current or former officer, director, employee or independent contractor who performed his or her services primarily for or on behalf of the Company or any Company Subsidiary or the business activities of the Company or Company Subsidiary to severance pay or benefits or any increase in severance pay or benefits, (ii) accelerate the time of payment or vesting, increase the amount of compensation or benefits due to, or result in the forgiveness of any indebtedness owed by, any such Service Provider or other current or former officer, director, employee or independent contractor (or any beneficiary or permitted transferee of any of the foregoing), (iii) require the Company or any Company Subsidiary to set aside any amount in respect of a Company Benefit Plan, (iv) limit or restrict the ability of the Buyer, the plan sponsor or the Company or any Company Subsidiary, as applicable, to merge, amend or terminate any of the Company Benefit Plans, or (v) except as set forth on Schedule 5.15(e)(v), result in any payments or benefits that, individually or in combination with any other payment or benefit, could reasonably be expected to constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(f) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is in written compliance and has been operated in compliance, in each case in all material respects, with Section 409A of the Code, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto (collectively, “Section 409A”). No additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan, and no Service Provider or current or former officer, director, employee or independent contractor who performed his or her services primarily for or on behalf of the Company or any Company Subsidiary or the business activities of the Company or Company Subsidiary is entitled to any gross-up or otherwise entitled to indemnification by either Company or any of the Company Subsidiaries for any violation of Section 409A of the Code or otherwise.

(g) Neither the Company nor any of its Company ERISA Affiliates have, nor could they reasonably be expected to have, any material Liability for Taxes under Sections 4975 through 4980 or Sections 4980A through 4980I of the Code.

(h) No current or former Service Provider of the Company or any Company Subsidiary is entitled to any gross-up or otherwise entitled to indemnification by either Company or any of the Company Subsidiaries by reason of Section 4999 of the Code in respect of payment of any excess parachute payments under Section 280G of the Code.

(i) Each Non-U.S. Benefit Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iii) has been maintained in material compliance with all applicable laws.

5.16 Employee and Labor Matters.

(a) Except as disclosed on Schedule 5.16(a), (i) neither the Company nor any of the Company Subsidiaries is a party, or otherwise subject, to any collective bargaining agreement or other Contract with any Union, and no such contract is being negotiated by the Company or any of the Company Subsidiaries, (ii) no employee of the Company or any of the Company Subsidiaries is represented by a Union with respect to his or her employment with the Company or such Company Subsidiary, (iii) no notice, consent or consultation obligations with respect to any employees of the Company or any of the Company Subsidiaries, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby, (iv) in the past three (3) years, there has not been, nor, to the Knowledge of the Company, has there been any threat of, any labor strike, walk-out, slowdown, work stoppage, picketing, lockout, labor organization effort or drive, petition seeking recognition of a bargaining representative filed with any labor relations board or other Governmental Authority, or other similar labor activity or dispute with respect to the Company or any Company Subsidiary, and (v) in the past three years, neither the Company nor any of the Company Subsidiaries has been subject to, nor, to the Knowledge of the Company, has there been any threat of, (y) any unfair labor practice charges or other Actions against the Company or any Company Subsidiary before the National Labor Relations Board, the Department of Labor, the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices or (z) any Action against or affecting the Company or any Company Subsidiary arising under employment Laws brought by any current or former applicant, employee, independent contractor or volunteer of the Company or any Company Subsidiary.

(b) The Company and the Company Subsidiaries are, and for the past three (3) years have been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including, wages and hours and the classification and compensation of employees, independent contractors, and volunteers. The Company has not incurred within the past three (3) years, and no circumstances exist under which the Company would reasonably be expected to incur, any material Liability arising from the failure to pay wages (including minimum wage and overtime), the misclassification of employees as consultants, independent contractors or volunteers or the misclassification of employees or volunteers as exempt from the requirements of the Fair Labor Standards Act or applicable state or foreign Law.

(c) Correct and complete information as to the name, current job title and base annual compensation for all current Service Providers has been made available to the Buyer. To the Knowledge of the Company, no current executive or key employee has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of the Company Subsidiaries within the twelve (12)-month period following the date hereof. No current executive or key employee of the Company or any Company Subsidiary is employed under a non-immigrant work visa or other work authorization that is limited in duration. No current executive or key employee of the Company or any Company Subsidiary has been the subject of any internal or external complaint of sexual harassment, sexual assault, or sexual discrimination during his or her tenure at the Company or any Company Subsidiary.

5.17 Environmental Compliance. Except as set forth on Schedule 5.17, (a) each of the Company and the Company Subsidiaries has complied at all times in all material respects with all applicable Environmental Laws, (b) there are no pending or, to the Knowledge of the Company, threatened, Environmental Claims against the Company or any Company Subsidiary, (c) no property currently or formerly owned or operated by the Company or any Company Subsidiary has been contaminated with any Hazardous Substance, (d) the Company and the Company Subsidiaries are not subject to any Order relating to Liability under any Environmental Law, (e) there are no other circumstances or conditions involving the Company or any Company Subsidiary that could reasonably be expected to result in any claims, Liability, investigations or costs in connection with any Environmental Law, and (f) the Company has made available to the Buyer copies of all material environmental reports prepared in the past three (3) years relating to the Company or any Company Subsidiary.

5.18 Insurance. All insurance policies of the Company or any Company Subsidiary with respect to the properties, assets, or business of the Company and the Company Subsidiaries (the “Insurance Policies”) are in full force and effect and all premiums due and payable thereon have been paid in full. The Company and the Company Subsidiaries are not parties to any insurance policies for which there is a cost-sharing arrangement between the Company, on the one hand, and the Seller or its Affiliates (other than the Company and the Company Subsidiaries), on the other hand. There are no insurance policies, including any Insurance Policies, that cover the Company or any Company Subsidiaries as well as the Seller or its Affiliates (other than the Company and the Company Subsidiaries). As of the date hereof, neither the Company nor any Company Subsidiary has received written notice that would reasonably be expected to be followed by a written notice of cancellation or non-renewal of any Insurance Policy and, to the extent applicable, neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action that, with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder. The Company has made available to the Buyer complete and correct copies of all Insurance Policies maintained by the Company or any of the Company Subsidiaries. There are no claims by the Company or any of the Company Subsidiaries pending under any Insurance Policy or bond as to which coverage has been questioned, denied or disputed by the underwriters of such policy or bond. The Company has previously delivered to, or made available to, the Buyer complete and correct copies of each Insurance Policy.

5.19 Privacy and Data Security.

(a) There has not been any material data security breach of any IT Assets or material unauthorized access, use, loss or disclosure of any Personal Information owned, used, maintained, received, or controlled by or on behalf of the Company or any Company Subsidiary including any unauthorized access, use or disclosure of Personal Information that would constitute a breach for which notification to individuals or Governmental Authorities is required under any applicable Information Privacy and Security Laws or Contracts to which the Company or any Company Subsidiary is a party. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not violate in any material respect any applicable Privacy Policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by the Company or any Company Subsidiary.

(b) The Company’s and each Company Subsidiary’s collection, maintenance, transmission, transfer, use, disclosure, storage, disposal and security of Personal Information has complied and complies with (i) Information Privacy and Security Laws, (ii) Contracts to which the Company or any Company Subsidiary is a party that govern that Personal Information, (iii) PCI DSS (if applicable) and (iv) applicable privacy policies or disclosures posted to websites or other media maintained or published by the Company or any Company Subsidiary that govern Personal Information processed by the Company or the Company Subsidiary (the “Privacy Policies”). The Company and each Company Subsidiary have a lawful basis and all required authorizations, rights, consents, data processing agreements and data transfer agreements that are required under Information Privacy and Security Laws to receive, access, use and disclose the Personal Information in such entity’s possession or under its control in connection with the operation of the business of such entity. No suit, claim, action, proceeding, arbitration, mediation or, to the Knowledge of the Company, investigation is pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary relating to the processing or security of Personal Information.

(c) The Company and each Company Subsidiary has implemented, and is in compliance with, a reasonable cybersecurity program to protect the IT Assets and Personal Information processed by the Company or a Company Subsidiary that complies with industry standards and all applicable Information Privacy and Security Laws. The Company and each Company Subsidiary have performed reasonable security risk assessments required under Information Privacy and Security Laws (if any), and has addressed, in a commercially reasonable fashion and in accordance with industry standards, all material threats and deficiencies identified in those security risk assessments.

5.20 Real Property.

(a) Neither the Company nor any Company Subsidiary owns any real property.

(b) Schedule 5.20(b) sets forth a list of all real property leased or subleased (the “Leased Real Property”) by the Company or a Company Subsidiary (the Contracts pursuant to which such Leased Real Property is leased being the “Leases”). With respect to the Leases, neither the Company nor any of the Company Subsidiaries or, to the Knowledge of the Company, any other party to any such Lease, is in breach or violation of or default under such Lease in any material respect and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of the Company Subsidiaries or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Each Lease to which the Company or a Company Subsidiary is a party (i) is a legal and binding obligation of the Company or such Company Subsidiary, as applicable, and, to the Knowledge of the Company, the other relevant parties thereto, (ii) is in full force and effect, enforceable against the Company or such Company Subsidiary, as applicable, and, to the Knowledge of the Company, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions, and (iii) there are no written or oral subleases, concessions, licenses, occupancy agreements or other Contracts or arrangement granting to any Person other than the Company or the Company Subsidiaries the right to use or occupy the Leased Real Property. The Company has made available to the Buyer complete and correct copies of all material Leases.

5.21 Title to Assets . The Company or a Company Subsidiary has good and valid title to, or a valid leasehold interest in or other valid right to use, all of the assets and properties which are material to the operation of their respective businesses and (a) are reflected in the Interim Financial Statements or (b) were acquired since the Balance Sheet Date (except in each case for assets and properties disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice). All such assets and properties (other than assets and properties disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice) are held free and clear of all Encumbrances other than Permitted Encumbrances.

5.22 Sufficiency of Assets. Except in connection with any of the services contemplated by, or the terms set forth in, the Exclusive Multi-Event License Agreement [*], at the Closing, the Company and the Company Subsidiaries will own or have the right to use all of the assets, properties and rights necessary to conduct the business in substantially the same manner as conducted prior to the Closing. After giving effect to the Closing, the Seller and its Affiliates will not own any assets, properties or rights that are used in the conduct of the business as conducted prior to the Closing.

5.23 Significant Sponsors.

(a) Schedule 5.23(a) sets forth a complete and accurate list of the top ten (10) sponsors of the business of the Company for the twelve (12)-month period ended December 31, 2019 based on payments received from each such sponsor during such period (each, a “Significant Sponsor”).

(b) No Significant Sponsor has cancelled or otherwise terminated its relationship with the Company or has materially altered, in a manner adverse to the Company, its relationship with the Company, and, to the Knowledge of the Company, no such Significant Sponsor has any plan or intention, or has threatened in writing, to terminate, cancel or otherwise materially modify its relationship with the Company.

5.24 Affiliate Transactions. Other than expressly contemplated by this Agreement or the Transaction Documents, and except for any Contract that is solely between the Company or any wholly owned Company Subsidiaries, on the one hand, and one or more wholly owned Company Subsidiaries, on the other hand, none of the Company or any of the Company Subsidiaries is party to any Contract or have any transactions or business arrangements with any Affiliate of the Company (other than a wholly owned Company Subsidiary), any present or former director, officer or other employee of any Affiliate of the Company (other than a wholly owned Company Subsidiary thereof) or any present or former director, officer or other employee of the Company or any of the Company Subsidiaries (any Contract of the Company or a Company Subsidiary with such Person, an “Affiliate Agreement”).

5.25 Absence of Certain Changes or Events.

(a) From the Balance Sheet Date, (i) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business, consistent with past practices (other than with respect to the sale process in connection with the transactions contemplated by this Agreement) and (ii) there has been no Material Adverse Effect.

(b) During the period from the Balance Sheet Date through the date hereof, there has not been any action taken by the Company or any of the Company Subsidiaries that, if taken during the period from the date hereof through the Closing Date without the Buyer’s consent, would constitute a breach of clauses (b), (d), (g), (h), (i), (k), (l), (m), (o), (r), or (s) of Section 7.1 or Section 7.1(y) with respect to the foregoing clauses of Section 7.1.

5.26 Anti-Corruption; Sanctions.

(a) Since August 27, 2015, the Company and each of the Company Subsidiaries has complied with all applicable anti-bribery, anti-corruption and anti-money laundering Laws (the “Anti-Corruption Laws”). The Company and the Company Subsidiaries have instituted, and since August 27, 2015 have maintained, policies and procedures designed to ensure compliance by the Company and the Company Subsidiaries with, and to prevent breaches by the Company and the Company Subsidiaries of such Anti-Corruption Laws in all material respects.

(b) Neither the Company nor any of the Company Subsidiaries, nor their employees, directors, officers, nor to the Knowledge of the Company, any other Person who performs or has performed services on behalf of the Company or any of the Company Subsidiaries has, directly or indirectly, violated any, or been subject to actual or pending or threatened Actions, demand letters, investigation, whistleblower complaints, allegations, settlements or enforcement actions relating to any Anti-Corruption Law or any Law related to terrorism financing.

(c) Neither the Company nor any of the Company Subsidiaries, nor their employees, directors, officers, nor to the Knowledge of the Company, any other Person who performs or has performed services on behalf of the Company or any of the Company Subsidiaries has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage of anything of value: (i) which would violate any applicable Anti-Corruption Law; or (ii) to or for a Government Official with the intention of (A) improperly influencing any official act or decision of such Government Official, (B) inducing such Government Official to do or omit to do any act in violation of his or her lawful duty, (C) securing any improper advantage or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority or commercial enterprise owned or controlled by any Governmental Authority, in each case, in order to assist the Company, any of the Company Subsidiaries or any employee, agent or representative or other Person who performs or has performed services on behalf of the Company or any of the Company Subsidiaries in obtaining or retaining business for or with, or in directing business to, the Company or any of the Company Subsidiaries or any other Person.

(d) Neither the Company nor any of the Company Subsidiaries nor their employees, directors, officers, nor to the Knowledge of the Company, any other Person who performs or has performed services on behalf of the Company or any of the Company Subsidiaries, is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce Denied Person’s List, the U.S. Department of Commerce’s Entity List, the U.S. Department of Commerce’s Unverified List, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the United States federal government, or (iii) located, organized or resident in a Designated Jurisdiction in violation of any Sanctions. Neither the Company nor any of the Company Subsidiaries directly or indirectly (A) has any investment in or engages in any dealing or transaction with any person in violation of any applicable Sanctions or (B) engages in any activity that could cause the Company or any of the Company Subsidiaries to become subject to Sanctions.

5.27 Brokers. Except for Credit Suisse Securities (USA) LLC, no broker, finder or similar intermediary has acted for or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any Company Subsidiary or any action taken by them.

5.28 Exclusivity of Representations. Except for the representations and warranties contained in Articles 4 and 5 of this Agreement (as modified by the Disclosure Schedules), none of the Seller, the Company, any Company Subsidiary or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Seller, the Company or any Company Subsidiary, or any of their respective Affiliates, including with respect to the Company Shares or their respective assets and Liabilities, and the Seller and the Company hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Seller, the Company, any Company Subsidiary or any other Person. Except for with respect to the representations and warranties contained in Article 4 and Article 5 of this Agreement (as modified by the Disclosure Schedules), the Seller and the Company hereby disclaim all liability and responsibility for all projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to the Buyer or any of the Buyer’s Affiliates or any Representatives of the Buyer or any of the Buyer’s Affiliates, including omissions therefrom. Without limiting the foregoing, neither the Seller nor the Company makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to the Buyer or any of its Affiliates or any Representatives of the Buyer or any of its Affiliates regarding the success, profitability or value of the Company, the Company Subsidiaries, or their respective business; provided, however, nothing in this Section 5.28 shall limit Buyer’s remedies with respect to claims of intentional fraud.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof and as of the Closing (or in the case of representation and warranties that speak of a specified date, as of such specified date) as follows:

6.1 Organization. The Buyer (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the Buyer’s ability to consummate the transactions contemplated hereby.

6.2 Binding Obligations. The Buyer has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by the Buyer and, assuming that this Agreement and each Transaction Document constitutes the legal, valid and binding obligations of the Seller and the Company, constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

6.3 No Defaults or Conflicts. The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby (a) do not and will not result in any violation of the applicable organizational documents of the Buyer, (b) do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under any Contract to which the Buyer is a party or by which it is bound or to which its properties are subject, and (c) assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the transactions) compliance with the matters referred to in Section 6.4, do not and will not violate any existing applicable Law or Order having jurisdiction over the Buyer; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the Buyer’s ability to consummate the transactions contemplated hereby.

6.4 Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Buyer nor are any consents, registrations or permits required to be obtained from any Governmental Authority, in connection with the execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby, except in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws.

6.5 Litigation. There are no Actions pending or to the knowledge of the Buyer, threatened in writing against the Buyer before any Governmental Authority which seeks to (a) challenge the validity or enforceability of the Buyer’s obligation under this Agreement or the Transaction Documents to which the Buyer is or will be a party or (b) prevent the transactions contemplated hereby or that otherwise would reasonably be expected to prevent, materially delay or materially impair the Buyer’s ability to (x) satisfy its obligations under this Agreement or the Transaction Documents to which the Buyer is or will be a party or (y) effect the transactions contemplated hereby.

6.6 Brokers. Except for BofA Securities, Inc., no broker, finder or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any action taken by the Buyer.

6.7 Solvency. Immediately after giving effect to the transactions contemplated hereby, each of the Buyer, its subsidiaries and other Affiliates shall be solvent and shall (a) be able to pay its debts and obligations as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Buyer, its subsidiaries or other Affiliates. In connection with the transactions contemplated hereby, the Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

6.8 Sufficient Funds. The Buyer, together with the Buyer Guarantor, have available cash on hand or other sources of immediately available funds to enable the Buyer to pay the Final Purchase Price and consummate the transactions contemplated by this Agreement (including all amounts payable pursuant to this Agreement, as applicable).

6.9 Investment Purpose. The Buyer is purchasing the Company Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities Laws. The Buyer acknowledges that the sale of the Company Shares hereunder has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities Laws, and that the Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. The Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

6.10 Buyer’s Reliance. The Buyer acknowledges that it and its Representatives have been permitted access to the Books and Records, Tax Returns, Contracts, and other properties and assets of the Company and the Company Subsidiaries that the Buyer and its Representatives have desired or requested to see or review, and that the Buyer and its Representatives have had an opportunity to meet with the officers and employees of the Company and the Company Subsidiaries to discuss the business of the Company and the Company Subsidiaries. The Buyer acknowledges that none of the Seller, the Company or any other Person has made or is making any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company Shares, the Company or any Company Subsidiary furnished or made available to the Buyer and its Representatives, except as expressly set forth in Articles 4 and 5 of this Agreement and in the Transaction Documents. Except as expressly set forth in Articles 4 and 5 of this Agreement and in the Transaction Documents, none of the Seller, the Company or any other Person (including any Representative of the Seller or the Company) shall have or be subject to any liability to the Buyer, or any other Person, resulting from the Buyer’s use of any information, documents or material made available to the Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. The Buyer acknowledges that the Buyer is acquiring the Company and the Company Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Articles 4 and 5 of this Agreement. The Buyer acknowledges that, except for the representations and warranties contained in Articles 4 and 5 of this Agreement and in the Transaction Documents, the Buyer has not relied on any other express or implied representation or warranty or other statement by or on behalf of the Company or the Seller or any of their respective Affiliates, including with respect to any pro-forma financial information, financial projections or other forward-looking statements of the Seller, the Company or any Company Subsidiary, and the Buyer will make no claim with respect thereto.

6.11 Exclusivity of Representations. Except for the representations and warranties contained in Article 6 of this Agreement, neither the Buyer nor any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Buyer or any of their respective Affiliates.

ARTICLE 7

COVENANTS

7.1 Conduct of Business Prior to the Closing. Except as expressly required or permitted by this Agreement, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 9, and except as required by applicable Laws (including any Orders applicable to the Company or any Company Subsidiary), the Company (and, with respect to Section 7.1(s), Holdco) shall, and shall cause each Company Subsidiary to, (x) operate its business in all material respects in the ordinary course of business consistent with past practice and (y) not undertake any of the following actions without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its Organizational Documents;

(b) (i) issue, sell, transfer, dispose of or encumber its Equity Interests, (ii) redeem, purchase or otherwise acquire any of its Equity Interests, or (iii) effect any recapitalization, reclassification, stock split, reverse stock split or like change in capitalization;

(c) sell, transfer, lease, license, sublicense, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any property or assets having a value in excess of $500,000, other than in the ordinary course of business;

(d) (i) incur, forgive, guarantee or modify any Indebtedness other than as permitted under existing credit facilities listed on Schedule 5.11(i), or (ii) make any loans, advances, guarantees, or capital contributions to or investments in any Person in each case in an amount greater than $1,000,000 other than investments in any Company Subsidiary;

(e) except in the ordinary course of business consistent with past practice, enter into, make any material amendments, fail to renew or terminate any Material Contract or any Insurance Policy;

(f) except as required by applicable Law or as required by the terms of any existing Contract, Company Benefit Plan or collective bargaining agreement, in each case, as disclosed on a schedule hereto, (i) grant any increase in the base salary or wages, bonus opportunity, consulting fee or other benefits payable to any Service Provider other than any increase made in the ordinary course of business and consistent with past practice in respect of any Service Provider whose annual base salary or consulting fee is less than $200,000 or (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not required by applicable Law or already provided in the mandatory provisions, if any, of such Company Benefit Plan;

(g) hire, engage or terminate (other than a termination for cause) the employment or service of any Service Provider, except in the ordinary course of business and consistent with past practice with respect to any new Service Provider who has earned, will earn, or currently earns an annual base salary or consulting fee of less than $200,000;

(h) except as required by applicable Law, or as reasonably necessary to avoid a violation of applicable Law, not transfer internally (including in response to a request for transfer by an employee), or otherwise materially alter the duties and responsibilities of, any employee or other service provider of the Seller and its Affiliates in a manner that would affect whether such employee or other service provider is or is not classified as a Service Provider;

(i) take any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Workers Adjustment and Notification Act or would otherwise trigger notice requirements or liability under any foreign, state or local mass layoff or plant closing notice Law, or any similar foreign Law concerning employee transfers (including any Transfer of Undertakings (Protection of Employment) Regulations);

(j) except to the extent required by applicable Law, as required by the terms of any existing Contract, Company Benefit Plan or collective bargaining agreement, in each case, as disclosed on a schedule hereto, or as expressly permitted in this Section 7.1, adopt, amend or terminate any Company Benefit Plan;

(k) except as required by applicable Law, negotiate, enter into, amend or extend any Contract with a Union;

(l) make any material change to its accounting (including Tax accounting) methods, principles or practices, except as required by Law or IFRS;

(m) merge or consolidate with any other Person, except (1) as permitted by (n) below or (2) for any such transactions among wholly owned subsidiaries of the Company, or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or business;

(n) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $500,000, or acquire any business or Person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to Contracts to which the Company or any of the Company Subsidiaries are a party that are in effect as of the date hereof;

(o) enter into any agreement with respect to the voting of its capital stock;

(p) create or incur any Encumbrance material to the Company or any of the Company Subsidiaries;

(q) enter into or materially amend (other than renewals in the ordinary course of business consistent with past practice) any Contract that would have been a Material Contract had it been entered into prior to the date hereof;

(r) settle any Action for an amount in excess of $1,000,000 in the aggregate or settle any other obligation or Liability of the Company or any of the Company Subsidiaries in excess of such amount or on a basis that would result in the imposition of any Order that would restrict the future activity or conduct of the Company or any of the Company Subsidiaries or a finding or admission of a violation of Law or violation of the rights of any Person;

(s) (i) make, change or rescind any election relating to Taxes, (ii) settle or compromise any claim or controversy relating to Taxes, (iii) make any material change to (or make a request to any taxing authority to change) any of its methods, policies or practices of Tax accounting or methods of reporting income, deductions or other items for Tax purposes, (iv) amend, refile or otherwise revise any Tax Return, (v) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, (vi) enter into a Tax allocation, sharing, indemnity or similar agreement, (vii) request a ruling with respect to Taxes or (viii) assume any Liability for the material Taxes of any other Person (whether by contract or otherwise);

(t) make any material change to its practices related to accounts receivable and accounts payable;

(u) fail to pay or satisfy when due any material account payable or other material Liability, other than any such Liability that is being contested in good faith by the Company or any of the Company Subsidiaries;

(v) fail to keep current in full force and effect, or to apply for or renew, any Permits required for top events operated by the Company or the Company Subsidiaries set forth on Schedule 5.11(j) (other than with respect to any such Permits that have been cancelled or postponed in connection with an event cancellation or postponement);

(w) subject the Company or any of the Company Subsidiaries to any bankruptcy, receivership, insolvency or similar proceeding;

(x) take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article 8 not being satisfied; or

(y) enter into any Contract to do any of the foregoing.

Notwithstanding anything to the contrary set forth above, to the extent that the Company or any Company Subsidiary reasonably determines that it is necessary to take certain reasonable actions to protect its workforce or event participants with respect to any public health or safety matters, it shall consult in good faith with Buyer as soon as practicable before taking the necessary actions; provided that if the Company or any Company Subsidiary reasonably determines that such consultation is not practicable prior to taking the necessary action, it shall give the Buyer notice promptly after taking such action; provided further any action that results in a disproportional or non-incidental financial benefit to Seller or any of its Affiliates (other than the Company of the Company Subsidiaries) shall not be a “reasonable action” hereunder. The parties agree that in the event that any of the Company or Company Subsidiary race events are cancelled after the date hereof, the Company or Company Subsidiary, as applicable, shall, with respect to each athlete registered for the race, defer, postpone or transfer such athlete’s registration to a future non-cancelled race event without further cost to the athlete; provided, however, the Company may give refunds for cancelled or postponed races to the extent required by applicable Law or consistent with past practice in the ordinary course of business.

7.2 Access to Information. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with Article 9, the Company shall, and shall cause each Company Subsidiary to (a) provide the Buyer and its authorized Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the personnel, assets, properties, and Books and Records of the Company and the Company Subsidiaries, and (b) furnish the Buyer and its authorized Representatives with such information and data concerning the Company and the Company Subsidiaries as the Buyer may reasonably request; provided, however, that (i) any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary shall be required to provide any (A) access or information that would result in violation of any applicable Laws or (B) information the disclosure of which would jeopardize any applicable privilege (including attorney-client privilege) applicable to the Seller, the Company, any Company Subsidiary or their respective Affiliates; provided that, in each case, the Company shall and shall cause each Company Subsidiary to cooperate with the Buyer to establish an appropriate confidential procedure or other work around to provide the requested access including providing redacted or partial copies of such information, and (iii) the Buyer shall not conduct any sampling, testing or other intrusive indoor or outdoor investigation at or in connection with the Leased Real Property without the Company’s prior written consent. All such access and information requests shall be coordinated through one or more Representatives designated by the Company. The Buyer shall not, and shall cause its Affiliates and their respective Representatives not to, contact any officer, employee, agent, customer, supplier or any other Person having any business relationship with the Company or any Company Subsidiary, except with the approval of, and coordinated by, such Representative designated by the Company.

7.3 Cooperation and Efforts to Consummate Transactions; Status Updates.

(a) Cooperation and Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable and not to take any action after the date hereof that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b) Status Updates. Subject to applicable Laws and any requirements of any Governmental Authority, the Company and the Buyer shall each keep the other apprised of the status of matters relating to the consummation of the transactions contemplated by this Agreement, including promptly notifying the other of (i) any Action commenced involving such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the terms of this Agreement, (ii) any occurrence of which it is aware that is reasonably likely to result in any of the conditions set forth in Article 8 becoming incapable of being satisfied, and (iii) to the knowledge of the Seller and the Knowledge of the Company, any material compliance with Law violations by the Company. For the avoidance of doubt, the delivery of any such notice and the contents thereof shall not modify or change in any respect the rights and obligations of the parties hereto under this Agreement or any Transaction Document.

7.4 Filings and Authorizations; Consummation.

(a) Each of the parties hereto shall prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority under Antitrust Laws in order to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Company and the Buyer shall make their respective filings (or, where customary, draft filings to be followed in the ordinary course by formal filings) pursuant to (i) the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and no later than ten (10) Business Days after the date of this Agreement and (ii) the authorizations or approvals listed on Schedule 7.4(a) (the “Required Approvals”) as promptly as reasonably practicable and no later than twenty (20) Business Days after the date of this Agreement; provided that in each case, if any relevant Governmental Authority has informed, requested, advised or publicly announced that an applicable filing (or draft filing) should not or cannot be made within the foregoing timeline, or if an applicable filing (or draft filing) cannot be made within the foregoing timeline for any other reason related to COVID-19, the Company and the Buyer shall use their respective reasonable best efforts to make the applicable filing as promptly as reasonably practicable thereafter. Each of the parties hereto shall promptly provide documents requested by any Governmental Authority to the extent reasonably necessary or advisable to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from such Governmental Authority under Antitrust Laws in order to consummate the transactions contemplated by this Agreement. The parties agree to request, or cause to be requested, early termination under the HSR Act and any other Antitrust Laws, if applicable. The parties shall consider in good faith whether it would be worthwhile to request the Spanish Competition and Markets authority (la Comision Nacional de Los Mercados y La Competencia) to grant a derogation from the suspensory obligation under the merger control provisions of the Spanish Law on the Protection of Competition (Ley de la Defensa de la Competencia), and if they agree that it would be worthwhile, to thereafter co-operate to make such a request. The Buyer acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees associated with such filings.

(b) Each of the parties hereto, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under Laws applicable to it, or to its subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated hereby and use its reasonable best efforts (which shall not require any party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its subsidiaries or Affiliates, in order for it to consummate such transactions. In connection therewith, neither the Company nor any of the Company Subsidiaries shall (a) make any payment of a consent fee, “profit-sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (b) amend, supplement or otherwise modify any Contract or (c) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining or effecting any third-party consents without the prior consent of the Buyer.

(c) Each party hereto shall, upon request by the other, promptly furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Buyer, the Company or any of their respective subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement.

(d) Without limiting the generality of the undertakings pursuant to this Section 7.4:

(i) each of the parties hereto shall promptly use its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary Order that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement;

(ii) the Buyer shall and shall cause its controlled Affiliates to propose, negotiate and offer to commit, by Order, consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of such assets or businesses of the Buyer or its Affiliates, or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of the Company or any Company Subsidiary) to the extent legally permissible (each, a “Regulatory Condition”);

provided that notwithstanding anything to the contrary in this Agreement, (i) in no event shall any party or any of its subsidiaries or other Affiliates be required to agree to any Regulatory Condition that is not conditioned upon the Closing and (ii) neither the Buyer nor any of its Affiliates shall be required to take any action pursuant to Section 7.3 or this Section 7.4 that would, or would reasonably be expected to, (x) result in a Material Adverse Effect or (y) adversely impact the operations, business, assets or investments of any of the Buyer or any of its Affiliates (other than the Company and the Company Subsidiaries).

(e) Subject to applicable Laws relating to the exchange of information, the Buyer shall have the right to direct all matters with any Governmental Authority consistent with its obligations under this Section 7.4; provided, that the Buyer and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to the Buyer or the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated hereby. Without limiting the generality of the undertakings pursuant to Section 7.3, each party hereto shall promptly inform the other parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement, to the extent informing the other party is consistent with applicable Law and permitted by the relevant Governmental Authority. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall promptly make, or cause to be made, as soon as reasonably practicable and after reasonable consultation with the other party, an appropriate response in compliance with such request including by providing requested documentation, to the extent such response is consistent with applicable Law. To the extent consistent with applicable Law and permitted by the relevant Governmental Authority, the Buyer will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which the Buyer proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement, and give the Company the opportunity to attend and participate at any prescheduled meetings with respect thereto. Each of the Seller and the Buyer agree not to participate in any substantive meeting or discussion with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it has provided the other party with reasonable advance notice of the discussion or meeting and the opportunity to participate therein unless prohibited by the Governmental Authority.

7.5 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with Article 9, the Seller shall not, and shall cause each of the Company and the Company Subsidiaries, its other Affiliates and their respective Representatives not to, directly or indirectly, (a) (i) initiate, solicit or encourage the submission of any proposals or offers with respect to, (ii) participate in any discussions or negotiations regarding or relating to, or (iii) enter into any Contract, letter of intent or agreement in principle with any third party relating to, (A) any direct or indirect acquisition of any assets of the Company (including equity securities of the Company Subsidiaries) or any Equity Interests of the Company, other than those transactions that would not constitute a breach of Section 7.1(b) or Section 7.1(c) if taken without the Buyer’s consent, or (B) a merger, amalgamation, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any Company Subsidiary, in each case, through a single transaction or a series of related transactions (each of the foregoing transactions or series of transactions, an “Acquisition Transaction”), or (b) assist any third party in preparing or soliciting an offer relating in any way to an Acquisition Transaction (in each case other than with respect to the transactions contemplated by this Agreement). The Seller shall, and shall cause the Company and the Company Subsidiaries and their respective Representatives to, immediately cease any activities, discussions or negotiations that are ongoing, request the prompt return or destruction of any documents and information provided to any Person in connection with such discussions, and terminate access to any data rooms previously provided to any third parties in connection with any Acquisition Transaction. The Seller shall immediately notify the Buyer of the existence of any proposal or inquiry received by the Company and the Company Subsidiaries or their respective Representatives after the date hereof.

7.6 Public Announcements and Third-Party Disclosures. No party to this Agreement shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from (a) issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by applicable Law or stock exchange requirements so long as such party provides the non-disclosing party with a reasonable prior notice and opportunity to review and give due consideration to reasonable comments made by the non-disclosing party or (b) disclosing any information that is reasonably required to be disclosed in confidence to a party’s and its Affiliates’ respective directors, officers, employees, professional advisers, current and potential investors and other Representatives who are subject to standard confidentiality agreements or obligations; provided, further, however, that such party shall be responsible for any breach of the terms hereof and thereof by any such Persons.

7.7 Retention of Books and Records. For six (6) years following the Closing Date, unless acting with the prior written consent of the Seller (such consent not to be unreasonably conditioned, withheld or delayed), the Buyer shall not, and shall cause the Company, the Company Subsidiaries and the Buyer’s other Affiliates not to, destroy or otherwise dispose of its books, records, files, designs, specifications, customer lists, supplier lists, operating records, sales material, and other material documents in existence at the Closing, relating to the operation of the Company or the Company Subsidiaries prior to the Closing and are required to be retained under the Company’s current records retention policies (all such materials, the “Books and Records”) without first offering to surrender the Books and Records which are intended to be destroyed or disposed of to the Seller. After the Closing, the Buyer shall, at the Seller’s expense, allow the counsel, accountants, and other authorized Representatives of the Seller and the Seller’s Affiliates access to such Books and Records upon reasonable request and prior notice by the Seller and during normal business hours under supervision of the Buyer’s or the Company’s personnel; provided, however, that (a) any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company or any Company Subsidiary and (b) neither the Company nor any Company Subsidiary shall be required to provide any (i) access or information that would result in violation of any applicable Laws, (ii) information subject to any confidentiality, non-disclosure or similar arrangements if the Company shall have used reasonable efforts to obtain the consent of the applicable third party to whom the confidentiality obligation is owed, (iii) information the disclosure of which would jeopardize any applicable privilege (including attorney-client privilege) applicable to the Buyer, the Company, any Company Subsidiary or their respective Affiliates, or (iv) information the disclosure of which would, or would reasonably be expected to disclose trade secrets of third parties; provided that, in each case, the Company shall and shall cause each Company Subsidiary to cooperate with the Seller to establish an appropriate confidential procedure or other work around to provide the requested access including providing redacted or partial copies of such information.

7.8 Employee Matters.

(a) From and after the Closing Date until the twelve (12)-month anniversary thereof (or such later period as may be required by applicable Law or, if earlier, termination of employment), the Buyer shall, and shall cause its Affiliates (including the Company and the Company Subsidiaries) to, provide to each employee of the Company and each Company Subsidiary as of the Closing who remain employed immediately following the Closing (i) annual base salary or wages and target incentive compensation (with actual incentive compensation based on the achievement of applicable incentive compensation performance criteria) not less than the annual base salary or wages and target incentive compensation provided to such employee immediately prior to the Closing and (ii) employee benefits (which, for the avoidance of doubt, excludes equity-based, change in control, retention, retiree medical benefits, defined benefit plans and nonqualified deferred compensation plans) that are substantially comparable and no less favorable in the aggregate to the employee benefits provided to each such employee immediately prior to the Closing.

(b) The Buyer shall cause service rendered by employees of the Company and each Company Subsidiary prior to the Closing Date to be taken into account for all purposes including participation, coverage, vesting and level of benefits, as applicable, under all employee benefit plans, programs, policies and arrangements (but excluding benefit accrual under any defined benefit plan, equity-based benefits and non-qualified deferred compensation benefits) of the Buyer and its Affiliates (including the Company and the Company Subsidiaries) applicable to employees of the Company or any Company Subsidiary from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Seller, the Company and the Company Subsidiaries, as applicable, for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Without limiting the foregoing, the Buyer shall, or shall use commercially reasonable efforts to cause its third-party service providers to, provide that employees of the Company and the Company Subsidiaries will not be subject to any pre-existing condition or limitation under any health or welfare plan of the Buyer or its Affiliates (including the Company and the Company Subsidiaries) for any condition for which such employee would have been entitled to coverage under the corresponding plan of the Seller, the Company or a Company Subsidiary, as applicable, in which such employee participated immediately prior to the Closing Date. The Buyer shall, or shall use commercially reasonable efforts to cause its third-party service providers to cause, such employees to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Closing Date.

(c) This Section 7.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.8, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.8. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement of the Company, the Buyer or of the Seller. The parties hereto acknowledge and agree that the terms set forth in this Section 7.8 shall not (i) create any right in any employee or any other Person to any employment, continued employment, or any term or condition of employment with the Company or any Company Subsidiary, the Buyer or any of their respective Affiliates or to any compensation or benefits of any nature or kind whatsoever or (ii) alter or limit the ability of the Company or any Company Subsidiary, the Seller, the Buyer or any of their respective Affiliates to, at any time, amend, modify or terminate any benefit plan program, agreement or arrangement assumed, established or maintained by any of them.

7.9 Tax Matters.

(a) Transfer Tax. The Buyer shall be responsible for, and shall pay, any and all sales, use, transfer, real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on the Company or any Company Subsidiary or the Seller or the Buyer as a result of the transactions contemplated by this Agreement and any penalties or interest (or addition to Tax) with respect to such Taxes (a “Transfer Tax”), other than any Transfer Tax imposed by the People’s Republic of China or any political subdivision thereof. The Seller shall be responsible for, and shall pay, any and all Transfer Taxes imposed by the People’s Republic of China or any political subdivision thereof.

(b) Tax Contests. If Holdco, the Seller, the Company, the Company Subsidiaries or any of their respective Affiliates receives written notice of any Action by any Tax authority with respect to a combined, consolidated, affiliated or unitary group that includes the Company or any of the Company Subsidiaries relating to a Tax period ending on or prior to, or that includes, the Closing Date, and such Action could give rise to a Tax Liability of Holdco for which the Company or any of the Company Subsidiaries would be liable pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law (a “Tax Claim”), such party shall promptly provide notice to the other party of such Tax Claim. The Seller, Holdco and their Affiliates (other than the Company and the Company Subsidiaries) shall have the exclusive right to control all matters relating to such Action, and the Buyer shall have the right to participate (at its own expense) in all proceedings in connection with such Action, and the Seller, Holdco and any of their Affiliates shall not settle or cause to be settled any Tax Claim without the consent of the Buyer to the extent such settlement would result in any incremental Tax Liabilities to the Company or any of the Company Subsidiaries, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary set forth here, the Buyer shall not have any right to withhold its consent with respect to the settlement of any Action relating to the treatment of the advances to Holdco identified in item 2 of Schedule 5.12(a)(ii) as equity for Tax purposes, or, without prejudice to Holdco’s obligations pursuant to Section 7.9(c) or Section 7.9(d), any other settlement that maximizes the use of any net operating loss or other Tax attributes in respect of a Taxable period (or portion thereof) ending on or before, or that includes, the Closing Date.

(c) Duplicated Loss Tax Election. The parties anticipate that Treasury Regulations Section 1.1502-36 could apply to the sale of stock of the Company by Holdco pursuant to this Agreement, in which event certain Tax attributes of the Company could be reduced for U.S. federal income Tax purposes pursuant to Treasury Regulations Section 1.1502-36. The parties agree that Holdco shall make a valid irrevocable election with respect to the sale of the stock of the Company to reduce the potential for loss duplication under Treasury Regulations Section 1.1502-36(d)(6) (the “Duplicated Loss Tax Election”). In the Duplicated Loss Tax Election, Holdco shall elect, pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(A), to reduce its adjusted Tax bases in the stock of the Company to the maximum possible extent. The parties further agree that Holdco shall not elect to reattribute any of the Company’s Tax attributes pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(B). The Duplicated Loss Tax Election shall be made in the manner provided in Treasury Regulations Section 1.1502-36(e)(5). The parties agree that if any other applicable Law could result in any reduction of any Tax attribute of the Company for state, local or foreign income Tax purposes and such reduction could be avoided or decreased by an election by Holdco to reduce the adjusted Tax basis in the stock of the Company for such Tax purposes, Holdco shall, upon the request of the Buyer, cooperate with the Buyer to make such election to the extent such election does not result in any incremental Tax Liability to Holdco. The Buyer shall reimburse Holdco for all reasonable out-of-pocket third-party costs incurred in connection with making the elections described in this Section 7.9(c).

(d) Consolidated Group Net Operating Loss. Holdco agrees to elect, in accordance with Treasury Regulations Section 1.1502-95(c), to apportion to the Company the maximum amount of any available (i) consolidated Section 382 limitation and (ii) net unrealized built-in gain. Such election and apportionment shall be made in accordance with the requirements of Treasury Regulations Section 1.1502-95. The Buyer shall reimburse Holdco for all reasonable out-of-pocket third-party costs incurred by Holdco in connection with making the election described in this Section 7.9(d).

(e) Cooperation.

(i) Each of the Buyer and the Company, on the one hand, and Holdco and the Seller, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company and the Company Subsidiaries (including by the provision of reasonably relevant records or information).

(ii) For any taxable period of the Company or any of the Company Subsidiaries ending on or before the Closing Date, and any taxable period that includes the Closing Date, with respect to any income Tax Return required to be filed by Holdco with respect to any combined, consolidated, affiliated, unitary or similar group that includes the Company or any of the Company Subsidiaries and for which Holdco was the common parent (a “Group Tax Return”), the Buyer, if so requested by the Seller, shall (but in no event later than 120 days following the Closing Date) cause the Company and the Company Subsidiaries to prepare and provide to the Seller with a package of Tax information materials, which shall be completed in accordance with the reasonable past practice of the Company and the relevant Company Subsidiaries including reasonable past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of the Company and the Company Subsidiaries. The Seller and Holdco shall be responsible for timely preparing and filing, or causing to be timely prepared and filed, all Group Tax Returns. Any Group Tax Return shall be prepared and filed consistent with the Tax information provided to the Seller by the Company and the relevant Company Subsidiaries, and shall allow Holdco to utilize to the maximum extent permitted by applicable Law any Tax attributes (including net operating loss, capital loss, Tax credit carryover or other Tax asset) of the Company or any of the Company Subsidiaries generated or arising in or in respect of a Taxable period (or portion thereof) ending on or before the Closing Date in computing any Tax Liability due in respect of such Group Tax Return. Not later than thirty (30) days prior to the due date (taking into account any extension of time to file) for filing any Group Tax Return, the Seller shall provide the Buyer with a draft of any such Group Tax Return for the Buyer’s review and comment. The Seller and Holdco shall not file or cause to be filed any Group Tax Return without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Buyer’s consent shall not be required with respect to the treatment of the advances to Holdco identified in item 2 of Schedule 5.12(a)(ii) as equity for Tax purposes on such Group Tax Return or, without prejudice to Holdco’s obligations pursuant to Section 7.9(c) or Section 7.9(d), any other position that maximizes the use of Tax attributes by Holdco.

(iii) Notwithstanding anything to the contrary contained in this Agreement, (x) neither the Buyer nor any of its Affiliates (including after the Closing the Company and the Company Subsidiaries) shall have the right to receive or obtain any information relating to Taxes or Tax Returns of Holdco or any of its Affiliates (or any of its predecessors) other than information relating solely to the Company and the Company Subsidiaries (including information relating to any Liability that may be imposed on the Company or any of the Company Subsidiaries pursuant to Treasury Regulations Section 1.1502-6), and (y) neither the Seller nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes or Tax Returns of the Buyer or any of its Affiliates other than information relating solely to the Company and the Company Subsidiaries with respect to a taxable period ending on or before the Closing Date or including the Closing Date.

(f) [*]

(g) [*]

(h) Refunds. The Buyer shall be entitled to any Tax refunds received on or after the Closing Date by Holdco to the extent that any such refunds are taken into account in the determination of the Final Purchase Price.

(i) Tax Return Filings. Except as specifically provided in Section 2.5, prior to the Closing Date, the Seller shall, and shall cause the Company and the Company Subsidiaries to, make commercially reasonable efforts to (i) file as many of the Tax Returns identified on Schedule 5.12(a)(i) as is practicable and (ii) pay any Taxes shown as due on such filed Tax Returns and all interest and penalties due in respect of such Tax Returns.

7.10 Director and Officer Indemnification.

(a) From and after the Closing, the Buyer shall cause the Company and each Company Subsidiary to, (i) indemnify, exculpate, defend and hold harmless, to the fullest extent permitted under applicable Law, all of their respective past and present directors and officers of the Company and each Company Subsidiary who are not directors or officers of Seller or its Affiliates following the Closing (in each case, when acting in such capacity for the Company or any Company Subsidiary)(collectively, the “D&O Indemnified Parties”) against any and all losses incurred (including reasonable attorneys’ fees and expenses) in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such D&O Indemnified Parties is or was a director, manager, officer, member, employee or agent of the Company or a Company Subsidiary or is or was serving at the request of the Company or Company Subsidiary as director, manager, officer, member, employee or agent of any other Person, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed before, at or after the Closing (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), (ii) provide advancement of expenses to the D&O Indemnified Parties, in all such cases to the fullest extent that such D&O Indemnified Parties are indemnified or entitled to advancement of expenses as of the date hereof by the Company or a Company Subsidiary pursuant to its Organizational Documents and indemnification agreements, if any, in existence before the Closing, (iii) subject to the limitations set forth in clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect the provisions regarding elimination of liability of directors, managers, officers, members, employees or agents, and indemnification of and advancement of expenses to directors, managers, officers, members and employees contained in the certificates of incorporation, bylaws and other comparable Organizational Documents of the Company and the Company Subsidiaries and (iv) not settle, compromise or consent to the entry of any judgment in any Action or threatened Action (and in which indemnification could be sought by a D&O Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnified Party from all Liability arising out of such Action or such D&O Indemnified Party otherwise consents in writing to the entry of such judgment; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b) For a period of not less than six (6) years from the Closing Date, the Buyer, in its sole discretion, shall either: (i) cause the Company and the Company Subsidiaries to maintain officers’ and directors’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the Closing, covering the D&O Indemnified Parties who are currently covered by the existing officers’ and directors’ or fiduciary liability insurance policies of each of the Company and the Company Subsidiaries and in each case in amounts no less than and on terms no less favorable to such D&O Indemnified Parties than under the officers’ and directors’ liability insurance policies maintained by the Company or the Company Subsidiaries as of the Closing that cover such D&O Indemnified Party or (ii) purchase a six (6)-year prepaid “tail policy” on terms and conditions providing equivalent or superior benefits to the D&O Indemnified Parties as the existing officers’ and directors’ liability insurance and fiduciary liability insurance policies of each of the Company and the Company Subsidiaries covering the D&O Indemnified Parties, with respect to matters existing or occurring prior to the Closing, including the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, except for as otherwise agreed between the Buyer and any D&O Indemnified Party, for so long as the “tail policy” is in effect, it shall be the sole and exclusive remedy for indemnification claims by a D&O Indemnified Party.

(c) For a period of six (6) years after the Closing, the Buyer shall not, and shall not permit the Company or any Company Subsidiary to, amend, repeal or modify any provision in the Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Party with respect to acts or omissions existing or occurring at or prior to the Closing (unless and to the extent required by applicable Law), it being the intent of the parties that all such D&O Indemnified Parties shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law and subject to the Organizational Documents of the applicable entity, and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such D&O Indemnified Party’s right thereto without the prior written consent of that Person.

(d) The obligations of the Buyer, the Company and each Company Subsidiary under this Section 7.9(b) shall not be terminated, amended or modified in any manner so as to adversely affect any D&O Indemnified Party to whom this Section 7.9(b) applies without the written consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 7.9(b) applies shall be third-party beneficiaries of this Section 7.9(b), and this Section 7.9(b) shall be enforceable by such D&O Indemnified Parties and shall be binding on all successors and assigns of the Buyer, the Company and each Company Subsidiary).

7.11 Party Names. Except as permitted under this Section 7.11 or as otherwise agreed to in any written agreements between the parties or their respective Affiliates or Representatives (including the Exclusive Multi-Event License Agreement), following the Closing, (a) the Buyer shall not, and shall cause the Company and the Company Subsidiaries not to, use, register or seek to register the name “Wanda” or any confusingly similar name in the conduct of their respective businesses without the prior written consent of the Seller and (b) the Seller shall not, and shall cause its Affiliates not to, use, register or seek to register or contest or deny the validity or enforceability of, any Company Names. Notwithstanding anything to the contrary in this Agreement, nothing shall prohibit the parties from using the name “Wanda” or any confusingly similar name, in the case of the Buyer, and any Company Names, in the case of Seller, to identify the other party in factually accurate textual references referencing the historical relationship between the parties, in each case, in accordance with Section 7.6.

7.12 Non-Solicit/Non-Hire. For a period starting as of the Closing Date and expiring [*] following the Closing Date, the Seller shall not, and shall cause its subsidiaries and its and their respective directors, officers and employees not to: (a) directly or indirectly, solicit, hire, or employ any employee of the Company or Company Subsidiaries; provided, however, that the foregoing shall not preclude the Seller or any of its subsidiaries from (i) soliciting such Persons pursuant to a general solicitation performed by the Seller or any of its Affiliates that is not specifically targeted at such Person, or (ii) soliciting any such Persons that are no longer employed by the Buyer or any of its Affiliates (including the Company and Company Subsidiaries) and hiring any such Persons that have not been employed for longer than ninety (90) days by the Buyer or any of its Affiliates (including the Company and Company Subsidiaries), and (b) directly or indirectly, intentionally interfere with, impair, or adversely affect any contractual or business relationships (or attempt any of the foregoing), whether formed before, on or after the date of this Agreement between the Buyer, on the one hand, and any customer, supplier, sponsor or business partner of the Buyer or the Company, on the other hand. Notwithstanding anything to the contrary in this Agreement, (x) Seller and its Affiliates may take action and conduct activities that are expressly provided in the [*] Exclusive Multi-Event License Agreement and (y) subject to this Section 7.12, the confidentiality obligations set forth in Section 7.16(b) and the [*] Exclusive Multi-Event License Agreement, nothing in this Agreement shall prohibit or restrict the Seller or any of its Affiliates from, directly or indirectly, conducting any business that is competitive with the business of the Buyer or any of its Affiliates (including, after the Closing, the Company and the Company Subsidiaries).

7.13 Company Indebtedness. To the extent requested by the Buyer at least ten (10) Business Days prior to the Closing Date or as otherwise required in connection with the Closing pursuant to the provisions of any instrument governing Indebtedness (for example, if the Indebtedness is required to be repaid upon a “change in control” of the Company that is triggered by the Closing), the Company shall use its commercially reasonable efforts to obtain and deliver to the Buyer with respect to each applicable instrument of Indebtedness (a) a customary debt pay-off and lien release letter at or prior to the Closing providing for the repayment or prepayment (as the case may be) as of the Closing of all amounts of such Indebtedness and for the termination of any guarantees provided by the Company or the Company Subsidiaries in connection with such Indebtedness (each such letter, a “Debt Pay-Off Letter”) and (b) a draft of such Debt Pay-Off Letter at least five (5) Business Days prior to the Closing in form and substances satisfactory to Buyer. At the Closing, the Buyer shall, on behalf of the Company, effect the repayment or prepayment (as the case may be) of the Indebtedness amounts set forth in the Debt Pay-Off Letters (which amount shall be paid directly to the applicable lender(s) party to such Debt Pay-Off Letters).

7.14 [*]

7.15 Termination of Affiliate Agreements. [*] the Seller shall cause all Affiliate Agreements to be settled or otherwise terminated as such Affiliate Agreements apply to the Company or any Company Subsidiary without any Liability or obligation whatsoever on the part of the Buyer or any of its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) including any Liability arising from such termination or settlement. Prior to the Closing, the Seller shall cause (a) all intercompany accounts payable owing to the Seller or any of its Affiliates (other than the Company and the Company Subsidiaries) by the Company and (b) all intercompany accounts payable owing by the Seller or any of its Affiliates (other than the Company and the Company Subsidiaries) to the Company, in each case, to be settled or otherwise paid.

7.16 Confidentiality.

(a) Any information provided to or obtained by the Buyer or its authorized Representatives pursuant to Section 7.2 shall be treated as “Confidential Information” (“Confidential Information”) as defined in the Confidentiality Agreement, dated as of January 20, 2020, by and between the Seller and the Buyer Guarantor (the “Confidentiality Agreement”), and shall be held by the Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement will continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. In the event of the termination of this Agreement for any reason, the Buyer shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Confidential Information.

(b) For a period of three (3) years following the Closing Date, the Seller shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential, and not use any Confidential Information relating to or obtained from, the Company, regardless of the form in which such information is communicated or maintained, and all notes, reports, analyses, compilations, studies, files or other documents or material, whether prepared by such party, its Affiliates, or its Representatives, that are based on, contain or otherwise reflect such information, in the same manner as and to the same extent that the Buyer is required to keep Confidential Information confidential under the Confidentiality Agreement, and the confidentiality and use provisions in the Confidentiality Agreement shall apply to the Seller mutatis mutandis, excluding any information that (i) as of the Closing Date, is in the public domain, or (ii) after the Closing Date, enters the public domain through no wrongful action or inaction on the part of the Seller or any of its Affiliates; provided that the provisions of this Section 7.16 will not prohibit any retention of copies of records or disclosure required by applicable Law so long as, to the extent practicable, reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same. In the event that Seller or any of its Affiliates, are requested or required (by oral question or request for information or documents in any Action, interrogatory, subpoena, civil investigative demand or similar legal process) to disclose any such information, the Seller shall use commercially reasonable efforts to promptly notify the Buyer of the request or requirement so that the Buyer may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 7.16(b) and the Seller shall use commercially reasonable efforts to cooperate with the Buyer to obtain such protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is legally required to disclose any such information, the Seller may disclose such information to the requesting authority; provided, however, that the Seller shall furnish only the portion of Confidential Information which the Seller is advised by counsel (which may be in-house counsel) is so legally compelled and shall use reasonable best efforts to obtain, at the reasonable request of the Buyer and at the Buyer’s sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Buyer shall designate in good faith. The Seller will be responsible for any breach or violation of the provisions of this Section 7.16 by any of the Seller’s Affiliates or Representatives.

(c) For a period of three (3) years following the Closing Date, the Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) and its and their respective representatives to, keep confidential, and not use any information of a proprietary or confidential nature relating to the Seller, any of its Affiliates (for the avoidance of doubt, other than the Company and the Company Subsidiaries), or their respective businesses regardless of the form in which such information is communicated or maintained, and all notes, reports, analyses, compilations, studies, files or other documents or material, whether prepared by such party, its Affiliates, or its Representatives, that are based on, contain or otherwise reflect such information, in the same manner as and to the same extent that the Buyer is required to keep certain information confidential under the Confidentiality Agreement, excluding any information that (i) as of the Closing Date, is in the public domain, or (ii) after the Closing Date, enters the public domain through no wrongful action or inaction on the part of the Buyer or any of its Affiliates; provided that the provisions of this Section 7.16 will not prohibit any retention of copies of records or disclosure required by applicable Law so long as, to the extent practicable, reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same. In the event that the Buyer or any of its Affiliates (including, for the avoidance of doubt, the Company and the Company Subsidiaries), is requested or required (by oral question or request for information or documents in any Action, interrogatory, subpoena, civil investigative demand or similar legal process) to disclose any such information, the Buyer shall use commercially reasonable efforts to promptly notify the Seller of the request or requirement so that the Seller may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 7.16(c) and the Buyer shall use commercially reasonable efforts to cooperate with the Seller to obtain such protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Buyer is legally required to disclose any such information, the Buyer may disclose such information to the requesting authority; provided, however, that the Buyer shall furnish only the portion of Confidential Information which the Buyer is advised by counsel (which may be in house counsel) is so legally compelled and shall use reasonable best efforts to obtain, at the reasonable request of the Seller and at the Seller’s sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Seller shall designate in good faith. The Buyer will be responsible for any breach or violation of the provisions of this Section 7.16 by any of the Buyer’s Affiliates or Representatives. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 7.16(c) shall affect the rights of the Buyer or its Affiliates in [*] the Exclusive Multi-Event License Agreement.

7.17 Delivery of Interim Financials. As soon as practicable after the date hereof, the Seller shall deliver, or cause to be delivered, to the Buyer correct and complete copies of the unaudited consolidated balance sheet of the Company and the other Company Subsidiaries as of the Balance Sheet Date, and the related statements of income, stockholders’ equity and cash flows of the Company and the other Company Subsidiaries for the 12-month period then ended that are being submitted to Seller for Seller’s consolidated financial reporting requirements.

7.18 Data Room. Within ten (10) days following the Closing Date, the Seller shall deliver to the Buyer a compact disc or other electronic storage device containing the contents of the Data Room, in the manner organized and as otherwise found in the Data Room, as of the date that is three (3) Business Days prior to the Closing Date.

7.19 Further Assurances. Subject to Section 7.3 and Section 7.4, each of the parties hereto shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement. Without limiting the foregoing, after the Closing, each of the parties shall, and shall cause its Affiliates (including, for the avoidance of doubt, with respect to the Buyer, the Company and the Company Subsidiaries), and each of their respective officers, directors, employees, accountants, consultants, legal counsel and agents to provide, at the sole expense of the requesting party, reasonable best efforts in connection with the preparation of the annual or quarterly reports, financial statements, Tax, or other financial reporting obligations of any party or any of their respective Affiliates.

7.20 Wrong Pocket Assets and Liabilities.

(a) Within twelve (12) months following the Closing Date, if a party or any Affiliate thereof discovers that: (i) any assets or properties of the Seller or its Affiliates exclusively used or necessary for the business of the Company and the Company Subsidiaries that are not properly owned or held, directly or indirectly, by the Buyer or its Affiliates (a “Wrong Pocket Asset”); or (ii) any Liabilities of the Seller or its Affiliates incurred solely for the business of the Company and the Company Subsidiaries that are not properly assumed or held, directly or indirectly, by the Buyer or its Affiliates (a “Wrong Pocket Liability”), and therefore, in each case, an asset or Liability is not properly owned or held by or was not properly assumed or held, as applicable, by the appropriate Person or Persons (such Person or Persons, the “Right Pocket,” and the Person or Persons holding such Wrong Pocket Asset or Wrong Pocket Liability, the “Wrong Pocket”), except as a result of a transaction occurring after the Closing consented to in writing by the Right Pocket, each party: (x) shall, as applicable, transfer and convey within five (5) Business Days any right, title or interest in a Wrong Pocket Asset owned or held by it to the Right Pocket or shall cause any of its Affiliates owning or holding such right, title or interest in a Wrong Pocket Asset to transfer and convey within five (5) Business Days such Wrong Pocket Asset to the Right Pocket, in each case for no additional consideration; (y) if the Wrong Pocket, shall, as applicable, hold its right, title and interest in and to the Wrong Pocket Asset in trust for the Right Pocket until such time as the transfer and conveyance is completed; and (z) if the Right Pocket, shall, as applicable, assume from the Wrong Pocket as promptly as reasonably practicable any Wrong Pocket Liability, in each case for no additional consideration.

(b) The parties hereto acknowledge and agree that in connection with any transfer and conveyance contemplated by Section 7.20(a), (i) each of the parties shall and shall cause its Affiliates to fully cooperate with each other in connection therewith; and (ii) all costs and expenses incurred in connection therewith shall be paid by the party incurring such costs and expenses.

7.21 RWI. The Buyer has provided to the Seller a final executed version of the RWI. The Buyer agrees to not amend the RWI between the date hereof and the Closing or following the Closing in a manner that would adversely impact the rights of the Seller or the Company without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed). At such time as the Buyer obtains the finally bound RWI, a copy of such policy shall be provided to the Seller as soon as reasonably practicable. The Buyer shall cause the RWI to expressly provide that the insurer(s) under the RWI shall not have the right to, and will not, pursue any subrogation rights against the Company, the Seller or any of their respective Affiliates, or any of their respective Affiliates’, respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and permitted assigns in connection with any claim made by the Buyer or any of its Affiliates thereunder, except in the case of intentional fraud.

7.22 Certain Obligations. The parties agree that they shall negotiate in good faith to amend this Agreement and the Disclosure Schedules following the date hereof to address any rights or liabilities of the Company or the Company Subsidiaries under that certain [*]; provided; however, that the parties acknowledge and agree that any liabilities arising out of or relating to such agreement or the transactions contemplated thereby shall be the sole responsibility of Seller.

ARTICLE 8

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties.

(i) The Fundamental Representations shall be true and correct in all respects (with respect to Section 5.5, subject to de minimis exceptions) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date).

(ii) The other representations and warranties of the Seller and the Company, as applicable, contained in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect or similar qualifications contained in such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of Covenants. The Seller and the Company shall have performed in all material respects all of the covenants and obligations required to be performed by the Seller and the Company under this Agreement prior to or at the Closing, other than the obligations set forth in Section 7.1(b)(i), which shall be performed and complied with in all respects.

(c) Government Approvals. All approvals required under the HSR Act and the Required Approvals shall have been obtained, or any applicable waiting period shall have expired or been terminated.

(d) Seller and Company Closing Deliverables. The Seller or the Company shall have delivered or caused to be delivered to the Buyer the items required by Section 2.3(a).

(e) No Orders. No court or other Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final and permanent Law or Order that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement.

8.2 Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect or similar qualifications contained in such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent, materially delay or materially impair the Seller’s ability to consummate the transactions contemplated hereby.

(b) Performance of Covenants. The Buyer shall have performed in all material respects all of the covenants and obligations required to be performed by it under this Agreement prior to or at the Closing.

(c) Government Approvals. All approvals required under the HSR Act and the Required Approvals shall have been obtained, or any applicable waiting period shall have expired or been terminated.

(d) Buyer Closing Deliverables. The Buyer shall have delivered or caused to be delivered to the Seller the items required by Section 2.3(b).

(e) No Orders. No court or other Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final and permanent Law or Order that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement.

ARTICLE 9

TERMINATION

9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Buyer and the Seller;

(b) by the Buyer or the Seller, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to [*] (the “Termination Date”); provided, however, that (i) if, on such date, the conditions to Closing set forth in Section 8.1(c) and Section 8.2(c) shall not have been fulfilled but all the other conditions to Closing set forth in Article 8 have been satisfied (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), then either the Seller or the Buyer may, upon written notice to the other party, elect to extend the Termination Date to [*] (in which case, such date shall become the “Termination Date” for all purposes of this Agreement) and (ii) the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any party whose breach of any provision of this Agreement resulted in or principally caused the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c) by the Buyer or the Seller, upon written notice to the other party, if any Order issued by a Governmental Authority permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose breach of any provision of this Agreement resulted in or principally caused the entry of such final and non-appealable Order;

(d) by the Buyer, if (i) the Seller or the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 8.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Seller or the Company contained in this Agreement such that the closing condition set forth in Section 8.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt of written notice of such breach or failure or is incapable of being cured by the Seller or the Company by the Termination Date; provided, however, that the Buyer shall not be entitled to terminate pursuant to this Section 9.1(d) if the Buyer is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would result in the closing conditions set forth in Section 8.2(a) or Section 8.2(b) to not be satisfied; and

(e) by the Seller, if (i) the Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt of written notice of such breach or failure or is incapable of being cured by the Buyer by the Termination Date; provided, however, that the Seller shall not be entitled to terminate pursuant to this Section 9.1(e) if the Seller or the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would result in the closing conditions set forth in Section 8.1(a) or Section 8.1(b) to not be satisfied.

9.2 Effect of Termination.

(a) In the event either party terminates this Agreement pursuant to this Article 9, such terminating party shall deliver prompt written notice of its decision to the other party and this Agreement will become void and have no effect, without any Liability or obligation on the part of the Buyer or the Seller, other than the provisions of this Section 9.2, Article 1, Section 7.6, Section 7.16(a) and Article 10 which will survive any termination of this Agreement; provided, however, that nothing in this Agreement will relieve any party from any Liability for any pre-termination breach by such party of its covenants or agreements set forth in this Agreement.

(b) Upon the termination of this Agreement pursuant to this Article 9, the Buyer and the Seller shall jointly instruct the Escrow Agent to immediately release and deliver to the Buyer the Deposit Escrow Amount no later than two (2) Business Day following the date of such termination; provided that in the event of valid termination of this Agreement by the Seller pursuant to (i) Section 9.1(b) or Section 9.1(c), and if at the time of such termination, this Agreement is not terminable by the Buyer pursuant to the proviso in Section 9.1(b) or Section 9.1(c), as applicable, or (ii) Section 9.1(e), the Seller and the Buyer shall execute and deliver a Joint Certificate to the Escrow Agent, no later than two (2) Business Days following the date of such termination, directing the immediate release of the Deposit Escrow Amount to the Seller.

(c) The parties acknowledge and agree that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Seller would not have entered into this Agreement; accordingly, if (i) the Buyer fails to promptly pay or cause to be paid the Deposit Escrow Amount when due pursuant to this Section 9.2 and (ii) the Seller commences an Action that results in a final judgment against the Buyer, the Buyer shall pay to the Seller its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount due pursuant to this Section 9.2 from the date such payment was required to be made hereunder until the date of payment at a variable rate per annum equal to the rate of interest most recently published by the Wall Street Journal as the “prime rate” at large U.S. money center banks in effect on the date such payment was required to be made.

(d) Subject to the Seller’s right to pursue specific performance pursuant to Section 10.17 in lieu of termination of this Agreement, notwithstanding anything to the contrary set forth in this Agreement, if the Buyer fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder, then, the sole and exclusive remedy of the Seller or any member of the Seller Group against the Buyer or any of its Affiliates, or any of their respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and permitted assigns (collectively, the “Buyer Group”) for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder by the Buyer or other failure of the transactions contemplated by this Agreement shall be to terminate this Agreement as provided under this Article 9, and receive payment of the Deposit Escrow Amount pursuant to Section 9.2(b) and other amounts pursuant to this Section 9.2(d), if any, and upon payment of the Deposit Escrow Amount, and such other amounts, if any, to the Seller, neither the Buyer nor any other member of the Buyer Group shall have any Liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated by this Agreement. In no event shall the Seller be entitled to both the Deposit Escrow Amount and specific performance of this Agreement.

(e) Without prejudice to the generality of Sections 10.14 through 10.17, each party hereby acknowledges and agrees that any dispute arising in connection with or in respect of the Deposit Escrow Amount, including which party is entitled to receive the Deposit Escrow Amount and whether an event has occurred in respect of which the Deposit Escrow Amount is payable to the Seller or to the Buyer pursuant to this Section 9.2, shall be exclusively determined and resolved pursuant to the provisions of Sections 10.14 through 10.17 and shall not be subject to dispute or adjudication pursuant to the terms of the Escrow Agreement to the extent inconsistent with the foregoing.

ARTICLE 10

MISCELLANEOUS

10.1 Nonsurvival. The representations, warranties, covenants and agreements of the Seller and the Company contained in this Agreement or in any certificate delivered in connection herewith will not survive beyond the Closing such that no claim for breach of any such representation or warranty, covenant, or agreement, detrimental reliance or any other right or remedy (whether in Contract, in tort, or at law or in equity) may be brought after the Closing with respect thereto against the Seller or any of its Affiliates, or any of their respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and permitted assigns (collectively, the “Seller Group”), and there will be no Liability in respect thereof, whether such purported Liability has accrued prior to, on or after the Closing, on the part of any member of the Seller Group. Notwithstanding the foregoing, the parties acknowledge and agree that preceding sentence shall not apply to any claims arising out of or relating to (a) any breaches of any covenants set forth in this Agreement, (b) any Person’s intentional fraud with respect to the representations and warranties contained herein, or (c) with respect to the Buyer, any claims made under the RWI (collectively, the “Unreleased Claims”). The Buyer acknowledges and agrees that neither Buyer nor any other Person may avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations and warranties contained in this Agreement.

10.2 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution and performance of this Agreement and the transactions contemplated hereby (including legal and advisory fees and expenses) shall be paid by the party incurring such costs and expenses.

10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.4 Entire Agreement. This Agreement, including the Disclosure Schedules and the other Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, the Confidentiality Agreement, and the Transaction Documents contemplated hereby, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and the Company Subsidiaries and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter.

10.5 Headings. The table of contents and headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

10.6 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended, (b) delivered by facsimile or e-mail of a .pdf or other electronic transmission document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (c) delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Seller:

9/F, Tower B, Wanda Plaza

93 Jianguo Road, Chaoyang District

100022, Beijing

People’s Republic of China

Attention: Hengming Yang

Email: yanghengming@wanda.cn

Facsimile:

With a copy to (which copy shall not constitute notice):

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Attention: Christopher M. Sheaffer

Email: CSheaffer@reedsmith.com

Facsimile: (212) 521-5450

If to the Buyer:

Advance Publications, Inc.

One World Trade Center

New York, NY 10007

Attention: Chief Legal Officer

Email: clo@advance.com

Facsimile: (212) 381-7250

With a copy to (which copy shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Brian Hamilton

Email: hamiltonb@sullcrom.com

Facsimile: (212) 291-9067

If to the Buyer Guarantor:

Advance Publications, Inc.

One World Trade Center

New York, NY 10007

Attention: Chief Legal Officer

Email: clo@advance.com

Facsimile: (212) 381-7250

With a copy to (which copy shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Brian Hamilton

Email: hamiltonb@sullcrom.com

Facsimile: (212) 291-9067

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.6.

10.7 Exhibits and Disclosure Schedules.

(a) Any matter, information or item disclosed in the Disclosure Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for purposes of this Agreement in response to the representations, warranties or covenants in this Agreement in respect of which such disclosure is reasonably apparent on its face notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules hereto shall not (i) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (ii) represent a determination that such item or matter did not arise in the ordinary course of business, (iii) be deemed or interpreted to expand the scope of the Seller’s or the Company’s representations and warranties, obligations, covenants, conditions or agreements contained herein, (iv) constitute, or be deemed to constitute, an admission of Liability regarding such matter, (v) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (vi) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (vii) constitute, or be deemed to constitute, an admission or indication by the Seller or the Company that such time meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. Except as expressly provided in the representations and warranties in this Agreement, no reference in the Disclosure Schedules to any Contract or document shall be construed as an admission or indication that such Contract or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract or document.

(b) The Disclosure Schedules, the Exhibits and the other Schedules hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

10.8 Release.

(a) Effective as of the Closing, the Seller, on behalf of itself and its Affiliates (collectively, the “Seller Releasing Parties”) hereby unconditionally and irrevocably waives, releases, remises and forever discharges any and all rights, claims and losses of any type that it or any of its Affiliates has had, now has or might now or hereafter have against the Buyer and the Company, and each of their respective individual, joint or mutual, past, present and future Representatives, Affiliates, stockholders, subsidiaries, successors and assigns (each, a “Buyer Releasee”) in respect of, relating to or arising in connection with the Company or the Company Subsidiaries contemporaneously with or prior to the Closing Date, except for rights, claims and losses arising from (i) any Unreleased Claims or (ii) the Transaction Documents or any other written agreements between any of the Seller Releasing Parties and any Buyer Releasee enter into prior, on or after the Closing Date, including [*]. The Seller, for itself and its Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against any Buyer Releasee, based upon any matter purported to be released hereby, including, any Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Seller Releasing Parties may have against each of the Buyer Releasees, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or the Company Subsidiaries or any actions taken or failed to be taken by any of the Buyer Releasees in any capacity related to Company or the Company Subsidiaries occurring or arising prior to the Closing Date.

(b) Effective as of the Closing, the Buyer, on behalf of itself and its Affiliates (including the Company and the Company Subsidiaries) (collectively, the “Buyer Releasing Parties”) hereby unconditionally and irrevocably waives, releases, remises and forever discharges any and all rights, claims and losses of any type that it or any of its Affiliates has had, now has or might now or hereafter have against the Seller and its Affiliates (each, a “Seller Releasee”) in respect of, relating to or arising in connection with the Seller’s ownership or the operation of the Company or the Company Subsidiaries contemporaneously with or prior to the Closing Date, except for rights, claims and losses arising from (i) any Unreleased Claims or (ii) the Transaction Documents or any other written agreements between any of the Seller Releasing Parties and any Buyer Releasee enter into prior, on or after the Closing Date, including [*]. The Buyer and the Company, each for itself and its respective Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against any Seller Releasee, based upon any matter purported to be released hereby, including, any Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Buyer Releasing Parties may have against each of the Seller Releasees, now or in the future, in each case in respect of any cause, matter or thing relating to the Seller’s ownership or the operation of the Company or the Company Subsidiaries occurring or arising prior to the Closing Date.

(c) The parties acknowledge that this Section 10.8 is not an admission of Liability or of the accuracy of any alleged fact or claim. The parties expressly agree that this Section 10.8 shall not be construed as an admission in any proceeding as evidence of or an admission by any party of any violation or wrongdoing.

(d) The Seller hereby acknowledges and understands that this release is a condition to the payment of the Final Purchase Price to it pursuant to Article 2.

(e) The Buyer hereby acknowledges and understands that this release is a condition to the transfer of the Company Shares to it pursuant to Article 2.

(f) This Section 10.8 shall survive the Closing, is intended for the benefit of and may be enforced directly by each of the Buyer Releasees and Seller Releasees, and shall be binding on all successors and assigns of the Seller Releasing Parties and Buyer Releasing Parties.

10.9 Buyer Guaranteed Obligations.

(a) The Buyer Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Seller the performance of the obligations of the Buyer hereunder including the full, complete and timely payment of amounts required to be paid by the Buyer hereunder, subject to the terms and conditions hereof. If the Buyer defaults for any reason whatsoever on any of its obligations hereunder, then the Buyer Guarantor shall unconditionally satisfy or cause to be satisfied the applicable obligations immediately upon notice from the Seller specifying the default so that the same benefits shall be conferred on the Seller as would have been received if such obligations had been duly performed and satisfied. The Seller shall not be required to initiate Actions against the Buyer or any other Person prior to or contemporaneously with any Action against the Buyer Guarantor. Subject to the terms and conditions hereof, the Buyer Guarantor waives (i) any and all legal and equitable defenses available to a guarantor (other than performance in full by the Buyer) and (ii) promptness, diligence, presentment, demand of payment, protest, order and any notices hereunder, including any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement and any notice of acceptance. The guarantee set forth in this Section 10.9 shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all obligations of the Buyer hereunder, notwithstanding the winding-up, liquidation, dissolution, merger or other incapacity or other restructuring of the Buyer or any change in the status, control or ownership of the Buyer or lack of enforceability of this Agreement against the Buyer or lack of authority of the Buyer to enter into this Agreement. With respect to the Buyer’s payment obligations hereunder, the guarantee set forth in this Section 10.9 is a primary guarantee of payment and not just of collection.

(b) The Buyer Guarantor represents, warrants and agrees that (i) it is duly organized and validly existing under the Laws of its jurisdiction and has all necessary power and authority to enter into this Agreement to carry out its obligations hereunder, (ii) the execution and delivery by the Buyer Guarantor of this Agreement and the performance by the Buyer Guarantor of its obligations hereunder have been duly authorized by all requisite action on the part of the Buyer Guarantor and, in either case, do not and will not (A) result in any violation of the Organizational Documents of the Buyer Guarantor, (B) conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of any lien on any of the assets of the Buyer Guarantor under, any provision of any Contract to which the Buyer Guarantor is a party or by which it is bound or to which its properties are subject, and (C) violate any existing applicable Law, rule, regulation or Order having jurisdiction over the Buyer Guarantor, except in the case of clause (B), as would not individually or in the aggregate, prevent, materially delay or materially impair the Buyer Guarantor’s ability to perform its obligations hereunder (iii) this Agreement has been duly executed and delivered by the Buyer Guarantor and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of the Buyer Guarantor, enforceable against the Buyer Guarantor in accordance with its terms; and (iv) the Buyer Guarantor has immediately available and on an unconditional basis the necessary cash resources to meet its obligations under this Agreement and all other documents contemplated as part of the transactions contemplated by this Agreement.

10.10 Waiver. A waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

10.11 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. [*]

10.12 No Third-Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for the Persons set forth in Section 7.9(b), who are intended third-party beneficiaries of such provisions.

10.13 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

10.14 Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

10.15 Consent to Jurisdiction and Service of Process. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in the Chancery Court of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the state of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such Action and irrevocably submits to the exclusive jurisdiction of any such court in any such Action.

10.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO ACKNOWLEDGES AND CERTIFIES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

10.17 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.18 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

10.19 Legal Representation.

(a) The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company and the Company Subsidiaries), acknowledges and agrees that Reed Smith LLP (“Reed Smith”) has acted as counsel for the Seller, the Company and the Company Subsidiaries in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Reed Smith has not acted as counsel for any other Person, including the Buyer.

(b) The parties acknowledge and agree that only the Seller, the Company and their respective Affiliates shall be considered clients of Reed Smith in the Acquisition Engagement and all confidential communications between the Seller, the Company and their respective Affiliates, on the one hand, and Reed Smith, on the other hand, that relate exclusively to the negotiation, documentation and consummation of the Acquisition Engagement or any dispute arising thereunder (“Privileged Communications”) shall be deemed attorney-client privileged. In the event that a dispute arises between (i) the Buyer or the Company or any of the Company Subsidiaries, on the one hand, and a third party other than the Seller or its Affiliates, on the other hand, the Company shall (and shall cause its Affiliates to) to the extent requested by Seller (after notice by Buyer) assert to the extent available the attorney-client privilege to prevent disclosure of the Privileged Communications to such third party and the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company and the Company Subsidiaries), shall be entitled to waive such privilege only with the prior written consent of the Seller (such consent not to be unreasonably withheld) or (ii) the Seller or its Affiliates (excluding after the Closing, the Company and the Company Subsidiaries), on the one hand, and a third party other than the Buyer or its Affiliates, on the other hand, the Seller shall (and shall cause its Affiliates to) to the extent requested by Buyer (after notice by Seller) assert to the extent available the attorney-client privilege to prevent disclosure of the Privileged Communications to such third party and the Seller, on behalf of itself and its Affiliates (excluding after the Closing, the Company and the Company Subsidiaries), shall be entitled to waive such privilege only with the prior written consent of the Company (such consent not to be unreasonably withheld).

(c) The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company and the Company Subsidiaries), acknowledges and agrees that Reed Smith is acting as counsel for the Seller, the Company and their respective Affiliates and that the Seller reasonably anticipates that Reed Smith will continue to represent Seller or its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company and the Company Subsidiaries), expressly consents to Reed Smith’s representation of the Seller or its respective Affiliates in any matter, including any matter arising after the Closing, in which the interests of the Buyer and the Company, on the one hand, and the Seller or its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement or any dispute or disagreement relating thereto, and whether or not such matter is one in which Reed Smith may have previously advised the Seller, the Company or their respective Affiliates.

(d) Upon and after the Closing, the Company and the Company Subsidiaries shall cease to have any attorney-client relationship with Reed Smith, unless and to the extent Reed Smith is expressly engaged in writing by the Company or the Company Subsidiaries to represent the Company or the Company Subsidiaries after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller or any of its Affiliates or (ii) the Seller or any of its Affiliates, as applicable, consent in writing to such engagement. Any such representation of the Company by Reed Smith after the Closing shall not affect the foregoing provisions hereof.

10.20 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement or any party under any other Transaction Documents, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER:

A/NPC WEH HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER GUARANTOR:

ADVANCE PUBLICATIONS, INC.

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SELLER:

WANDA SPORTS GROUP COMPANY LIMITED

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:

WORLD ENDURANCE HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Company Subsidiaries

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EXHIBIT B

Balance Sheet Rules

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EXHIBIT C

Exclusive Multi-Event License Agreement

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EXHIBIT D

Escrow Agreement

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EXHIBIT E

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